Exhibit 4.24

Execution Version

HEREDIA INVESTMENTS 1, LTD.

$48,009,643

Senior Secured Floating Rate Notes due 2027

NOTE PURCHASE AGREEMENT

Dated June 26, 2025

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ANNEX I	—	Representations and Warranties of Pledgors

ANNEX II	—	Representations and Agreements of the Purchasers

SCHEDULE 1	—	Form of Senior Secured Floating Rate Note due 2027

SCHEDULE 4.4(a)(i)	—	Form of Opinion of U.S. Special Counsel for the Issuer

SCHEDULE 4.4(a)(ii)	—	Form of Opinion of Luxembourg Special Counsel for the Issuer

SCHEDULE 4.4(a)(iii)	—	Form of Opinion of Luxembourg Special Counsel for the Purchasers

SCHEDULE 4.4(a)(iv)	—	Form of Opinion of Cayman Islands Special Counsel for the Issuer and the Pledgors

SCHEDULE 4.4(a)(v)	—	Form of Opinion of Peruvian Special Counsel for the Issuer and the Pledgors

SCHEDULE 5.3	—	Equity Interests in the Issuer

SCHEDULE 16.2	—	List of Disqualified Entities

PURCHASER SCHEDULE	—	Information Relating to Purchasers

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HEREDIA INVESTMENTS 1, LTD.

Senior Secured Floating Rate Notes due 2027

June 26, 2025

TO EACH OF THE PURCHASERS

LISTED IN THE PURCHASER

SCHEDULE HERETO:

Ladies and Gentlemen:

HEREDIA INVESTMENTS 1, LTD., a Cayman Islands exempted company incorporated with limited liability, as issuer (the “Issuer”), agrees with each of the Purchasers as follows:

SECTION 1. THE NOTES.

Section 1.1.  Authorization of Notes. The Issuer authorized the issue and sale of $48,009,643 aggregate principal amount of its Senior Secured Floating Rate Notes due 2027 on the Issue Date (the “Initial Notes” and together with any PIK Notes issued pursuant to Section 1.2(g) or the Fee Letter, collectively, the “Notes”). The Notes shall be substantially in the form set out in Schedule 1 (Form of Senior Secured Floating Rate Note due 2027). Certain capitalized and other terms used in this Agreement are defined in Section 26 and, for purposes of this Agreement, the rules of construction set forth in Section 25.4 shall govern.

Section 1.2. Interest and Interest Rate Determinations.

(a) Subject to the provisions of subsections (c) and (g) below, the Notes shall bear interest on the outstanding principal amount thereof for each Interest Period or any part thereof at a rate per annum (the “Interest Rate”) equal to Term SOFR for six-month tenors as determined by the Calculation Agent plus:

(i) for the Interest Period commencing on the Issue Date and ending on the first Interest Payment Date thereafter, 8.00% per annum or, solely in the event that (subject to Section 1.4) on or prior to the first day of any Interest Period or six-month period (A) the Calculation Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” for any such Interest Period or such six-month period cannot be determined pursuant to the definition thereof or (B) the Required Holders determine for any reason that Term SOFR does not adequately and fairly reflect the cost to such Holders of making and maintaining such Note and the Required Holders have provided notice to the Calculation Agent) (each, a “SOFR Unavailability Event”) and during the duration of such SOFR Unavailability Event, the Base Rate plus 7.00% per annum for such Interest Period; and

(ii) (A) for the period commencing on the first Interest Payment Date and ending on the six month anniversary thereafter, 8.75% per annum or, solely during a SOFR Unavailability Event, the Base Rate plus 7.75% per annum for such six-month period and (B) for the period commencing on such six-month anniversary and ending on the second Interest Payment Date and at any time thereafter, 9.50% per annum or, solely a SOFR Unavailability Event, the Base Rate plus 8.50% per annum for such six-month period or thereafter;

provided that, on each six-month anniversary of the date of commencement of each Interest Period, the accrued interest for the period ending on such six-month anniversary shall be compounded and shall be added to the outstanding principal amount of the Notes.

(b) Subject to Section 1.2(c)(ii) and Section 1.2(g) below, on each Interest Payment Date, the Issuer shall pay in arrears, for the Interest Period ending on such date, accrued and unpaid interest on the Notes in cash by wire transfer of immediately available funds to the applicable Holder.

(c) If any principal of or interest on the Notes is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, the aggregate amount of Notes outstanding shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and to the fullest extent permitted by applicable Laws, before and after the commencement of any proceeding under any Debtor Relief Law.

(e) In the event of an LTV Ratio Deficiency, the Notes shall bear interest at the Interest Rate otherwise in effect pursuant to this Section 1.2(a) plus 2.00% for the period during which such LTV Ratio Deficiency remains uncured.

(i) The Issuer may, on or before the expiry of the LTV Cure Period, cure such LTV Ratio Deficiency by prepaying the Notes in an aggregate principal amount such that, after giving effect to such prepayment, the LTV Ratio shall be less than or equal to the LTV Reset Ratio. The amount prepaid shall be accompanied by accrued and unpaid interest on the amount prepaid, together with any Prepayment Fee or Make-Whole Premium, if applicable, or any additional amounts required pursuant to Section 8.10.

(f) All interest hereunder shall be computed on the basis of a year of 360 days (or in the case of interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Note shall be computed on a daily basis based upon the outstanding principal amount of such Note as of the applicable date of determination.

(g) The Issuer shall be entitled to pay the amount of accrued and unpaid interest due and payable on the first Interest Payment Date in kind by issuing additional Notes substantially in the form of Schedule 1 (Form of Senior Secured Floating Rate Note due 2027) pro rata to the Holders of all Notes at the time outstanding on such first Interest Payment Date (the “Interest PIK Notes”) in an aggregate principal amount equal to such accrued and unpaid interest. Any issue of the Interest PIK Notes in connection with the first Interest Payment Date will be secured by the Collateral and rank equally and ratably with, the Initial Notes. If the Interest PIK Notes are fungible with the Initial Notes and/or the Duration Fee PIK Notes for U.S. federal income tax purposes, then the Initial Notes, the Duration Fee PIK Notes and/or any Interest PIK Notes subsequently issued under this Agreement shall be treated as a single class for all purposes under this Agreement, including waivers, amendments, redemptions and offers to purchase; provided that, for purposes of determining the amount of accrued and unpaid interest in respect of the Interest Period commencing on the Issue Date and ending on the first Interest Payment Date and that is paid in kind pursuant to this clause (g), interest shall have been deemed to have accrued during such Interest Period at the then applicable interest rate calculated pursuant to Section 1.2(a)(i) plus 2.50% per annum. Any PIK Notes that are not fungible with the Initial Notes for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number from the Initial Notes.

Section 1.3. Calculation Agent.

(a) TMF Group New York, LLC will serve as the initial “Calculation Agent” for the Notes. In the absence of willful misconduct or gross negligence as determined by a final and non-appealable judgment by a court of competent jurisdiction, the Calculation Agent’s calculation of the applicable interest rate with respect to the Notes for each Interest Period or part thereof will be final and binding.

(b) In connection with the Calculation Agent’s execution and delivery of this Agreement and the performance of its duties and exercise of its rights hereunder, the Calculation Agent shall be acting as an agent, and the Calculation Agent is entitled to all the rights, benefits, protections and immunities to which the Collateral Agents are entitled as set forth in Section 25.11 of this Agreement, the Luxembourg Pledge Agreement and the Cayman Security Agreement, as if such provisions were each expressly set forth herein mutatis mutandis. Notwithstanding anything herein or in any other Financing Document to the contrary, the Calculation Agent shall have no obligation to take any discretionary action or otherwise (and shall have no liability to any Person for acting or refraining to act).

(c) The Issuer has the right to replace the Calculation Agent with a leading international commercial bank or investment bank, in consultation with the Required Holders, or other institution that provides the services contemplated herein for such capacity as selected by the Required Holders, in New York upon 30 days’ notice to the Calculation Agent. If the Issuer removes the Calculation Agent as set forth above, or if the Calculation Agent resigns (with or without cause) from its respective appointment hereunder by giving at least thirty (30) days’ prior notice to that effect to each of the other parties hereto, the Issuer shall appoint such other leading international commercial bank or investment bank, in consultation with the Required Holders, or other institution that provides the services contemplated herein for such capacity as selected by the Required Holders, in New York. For the avoidance of doubt, without limiting any rights, protections, immunities or indemnities afforded to the Calculation Agent hereunder, phrases such as “satisfactory to the Calculation Agent,” “approved by the Calculation Agent,” “acceptable to the Calculation Agent,” “as determined by the Calculation Agent,” “in the Calculation Agent’s discretion,” “selected by the Calculation Agent,” “elected by the Calculation Agent,” “requested by the Calculation Agent,” and phrases of similar import that authorize and permit the Calculation Agent to approve, disapprove, determine, act or decline to act in its discretion shall by subject to the Calculation Agent receiving written direction from the Issuer and/or Required Holders (or such other number or percentage of Holders as shall be otherwise expressly set forth herein), as applicable, to take such action or to exercise such rights. Nothing contained in this Agreement shall require the Calculation Agent to exercise any discretionary acts. Without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Calculation Agent have any liability for Benchmark Replacement set forth in Section 1.4.

Section 1.4. Benchmark Replacement Setting.

(a) Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Financing Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Financing Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Financing Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Financing Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Holders without any amendment to, or further action or consent of any other party to, this Agreement or any other Financing Document so long as the Issuer has not received, by such time, written notice of objection to such Benchmark Replacement from Holders comprising the Required Holders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Issuer will have the right, with the consent of the Required Holders, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party (other than the Required Holders) to this Agreement.

(c) Notices; Standards for Decisions and Determinations. The Calculation Agent, as directed in writing by the Issuer, will promptly notify the Holders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Any determination, decision or election that may be made by the Issuer, with the consent of the Required Holders, pursuant to this Section 1.4, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and shall be made upon the consent of the Issuer and the Required Holders and without consent from any other party to this Agreement or any other Financing Document, except, in each case, as expressly required pursuant to this Section 1.4.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Issuer, with the consent of the Required Holders or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Issuer, with the consent of the Required Holders, may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative, then the Issuer, with the consent of the Required Holders, may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Issuer’s receipt of notice of the commencement of a Benchmark Unavailability Period, any outstanding affected SOFR-based Interest Periods will be deemed to have been converted to Base Rate at the end of the applicable Interest Period or six-month period, as applicable. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 1.5. Fees. The Issuer shall pay the fees in the amounts and at the times agreed in the Fee Letter.

Section 1.6.  Pledgor Agent. Each Pledgor hereby designates Enfoca Sociedad Administradora de Fondos de Inversión S.A. (in such capacity, the “Pledgor Agent”) as its representative and agent for all purposes under the Financing Documents, including delivery or receipt of communications, receipt and payment of obligations, requests for waivers, amendments or other accommodations, actions under the Financing Documents (including in respect of compliance with covenants), and all other dealings with the any Secured Party. Each Secured Party shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication delivered by the Pledgor Agent on behalf of any Pledgor. Each Secured Party may give any notice to or communication with a Pledgor hereunder to the Pledgor Agent on behalf of such Pledgor. Each of the Secured Parties shall have the right, in its discretion, to deal exclusively with the Pledgor Agent for any or all purposes under the Financing Documents.

SECTION 2. SALE AND PURCHASE OF NOTES.

(a) Sale and Purchase. Subject to the terms and conditions of this Agreement, the Issuer will issue and sell to each Purchaser and each Purchaser will purchase from the Issuer, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

(b) Section 4(a)(2)/Regulation S. The Notes are to be purchased by the Purchasers without being registered under the Securities Act, in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Regulation S of the Securities Act.

SECTION 3. CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Ave, New York, NY 10017, at 10:00 a.m., New York time, at a closing (the “Closing”) on June 26, 2025 or on such other Business Day thereafter on or prior to the fifth (5th) Business Day thereafter as may be agreed upon by the Issuer and the Purchasers. At the Closing the Issuer will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $1.00 as such Purchaser may request) dated the Issue Date and registered in such Purchaser’s name (or in the name of its nominee), against delivery to the Issuer or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Issuer in accordance with a funds flow memorandum to be agreed between the Purchasers and the Issuer. If at the Closing the Issuer shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Issuer to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties. Each of the representations and warranties contained in Section 5, Annex I or in any other Financing Document shall be, (a) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification as of the Signing Date and as of the Issue Date as if made on and as of each such date or (b) if such representation and warranty is not so qualified, true and correct in all respects as of the Signing Date and as of the Issue Date as if made on and as of each such date (except, in each case of clauses (a) and (b), in the event any such representation and warranty expressly relates to a given date or period, such representation and warranty shall be so true and correct as of the respective date or for the respective period, as the case may be).

Section 4.2. No Default. No Default, Event of Default or Mandatory Prepayment Event shall have occurred and be continuing, or would result from (a) this Agreement or any other Financing Document, (b) the Existing Senior Debt Documents, or (c) the application of the proceeds the Notes.

Section 4.3. Compliance Certificates; Financing Documents.

(a) Officer’s Certificate. Such Purchaser shall have received a certificate executed by the Secretary, Assistant Secretary or equivalent Responsible Officer of the Issuer and Auna Lux, which shall (x) certify (i) there is no Law, ruling or decree which may impose material adverse conditions on the Financing Documents, or the consummation of the Transactions in accordance with the terms of the Financing Documents; (ii) neither the execution or delivery of Financing Documents, or the performance of the obligations contemplated therein, or the consummation of the Transactions contemplated thereby would (A) violate or constitute an “event of default” under any agreement, arrangement or instrument to which such Person is party or (B) have a Material Adverse Effect, (y) identify the name and title and bear the signatures of the Responsible Officers and any other officers of such Person authorized to sign the Financing Documents and (z) contain appropriate attachments, including (1) the Organization Documents of such Person certified, issued or stamped by the relevant authority of the jurisdiction of organization of such Person; (2) if required under the Organization Documents of the Issuer, Auna Lux or applicable Law, the resolutions of its manager, board of directors, members or other body authorizing the execution, delivery and performance, as applicable, of the Financing Documents to which such Person is a party and the Transactions to be consummated by it on such date; (3) the register of directors, register of members and register of mortgages and charges of the Issuer; and (4) a long form good standing certificate (if and to the extent that such concept exists in the relevant jurisdiction) for such Person from its jurisdiction of organization.

(b) Responsible Officer’s Certificate. (1) Such Purchaser shall have received a certificate executed by the Responsible Officer of each of Enfoca Asset Management Ltd. and Enfoca Sociedad Administradora de Fondos de Inversión S.A., as Pledgors, on behalf of the respective Pledgor, which shall (i) identify the name and title and bear the signatures of the Responsible Officers and any other officers of such Person authorized to sign the Financing Documents to which such Pledgor is party and (ii) contain appropriate attachments, including (1) if applicable, the Organization Documents of such Person certified, issued or stamped by the relevant authority of the jurisdiction of organization of such Person; (2) if required under the Organization Documents of such Person or applicable Law, the resolutions of its manager, board of directors, members or other body authorizing the execution, delivery and performance, as applicable, of the Financing Documents to which such Person is a party and the Transactions to be consummated by it on such date; (3) if applicable, the register of directors, register of members and register of mortgages and charges of such Person (if it, or its general partner (or ultimate general partner) is incorporated or formed and registered in the Cayman Islands); and (4) if applicable, a long form good standing certificate for such Person from its jurisdiction of organization (to the extent such concept exists in the relevant jurisdiction). Auna Lux shall have delivered (i) an electronically signed excerpt from the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) dated not more than one (1) Business Day prior to the date of this Agreement, and (ii) an electronically signed certificate of non-registration of a court order or administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) from the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) dated not more than one (1) Business Day prior to the date of this Agreement.

(2) Individual Pledgor Closing Certificate. Such Purchaser shall have received, with respect to each Pledgor that is an individual, a certificate duly executed by such Pledgor, which shall (i) identify their name, (ii) contain true, complete and correct copies of their Peruvian ID (Documento Nacional de Identidad-DNI), and (iii) certify their full capacity under the laws of the Republic of Peru to execute, deliver and/or dispatch the Financing Documents and all documents and notices to be signed, executed, delivered and/or dispatched by Pledgor in relation to the Financing Documents.

(c) Financing Documents. The Issuer shall have delivered to such Purchaser duly executed counterparts of the Financing Documents.

Section 4.4. Opinions of Counsel. Such Purchaser and the applicable Collateral Agent shall have received opinions in form and substance satisfactory to such Purchaser and the applicable Collateral Agent, dated the Issue Date from each of the following (in each case, covering such matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Issuer and the Pledgors hereby instruct their counsel to deliver such opinions to the Purchasers)):

(i) Davis Polk & Wardwell LLP, U.S. special counsel for the Issuer, substantially in the form set forth in Schedule 4.4(a)(i);

(ii) Stibbe Avocats, Luxembourg special counsel for Auna Lux, substantially in the form set forth in Schedule 4.4(a)(ii);

(iii) Elvinger Hoss Prussen, société anonyme, Luxembourg special counsel for the Purchasers, substantially in the form set forth in Schedule 4.4(iii);

(iv) Walkers (Cayman) LLP, Cayman Islands special counsel for the Issuer and the Pledgors, substantially in the form set forth in Schedule 4.4(a)(iv); and

(v) Rodrigo, Elias & Medrano Abogados, Peruvian special counsel for the Issuer and the Pledgors, substantially in the form set forth in Schedule 4.4(a)(v).

Section 4.5. Financial Statements. The Issuer shall have delivered to such Purchaser the consolidated audited financial statements of Auna Lux and its Subsidiaries as of the end of the fiscal year ended December 31, 2024 and the related consolidated statements of operations, cash flows and shareholders’ equity, accompanied by an unqualified report thereon of an independent firm of public accountants of reputable standing and (b) an unaudited consolidated balance sheet and related statements of operations and cash flows of Auna Lux and its Subsidiaries as at the end of and for the fiscal quarter ended March 31, 2025 (and for the year to date), and for the comparable periods of the previous fiscal year, and such financial statements shall be in form and substance reasonably satisfactory to each of the Purchasers. Such financial statements shall not be materially inconsistent with the financial statements or other information previously provided to the Purchasers. Documents required to be delivered pursuant to this Section 4.5 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which Auna Lux or any of its Subsidiaries post such documents, or provide a link thereto on Auna Lux’s website on the Internet; or (ii) on which such documents are posted on Auna Lux’s behalf on an Internet or intranet website, if any, to which such Purchaser has access (whether a commercial or third-party website) and, in each case, the link to access such documents has been included in the certificate delivered pursuant to Section 4.3(a) above;

Section 4.6. No Order. There shall not (a) be in effect any statute, regulation, order, decree or judgment of any Governmental Authority that makes illegal or enjoins or prevents the consummation of the Transactions or (b) have been commenced any action, suit, investigation or proceeding or, to the knowledge of the Issuer, threatened in any court or before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect on the ability of the Issuer to perform its obligations under the Financing Documents.

Section 4.7. Sale of Notes. Contemporaneously with the Closing, the Issuer shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.

Section 4.8. Payment of Fees. The Issuer shall have paid, or arranged to pay, to the Purchasers all costs, fees, expenses (including, without limitation, the fees and expenses of Simpson Thacher & Bartlett LLP, Elvinger Hoss Prussen, société anonyme, Rubio Leguía Normand and Maples and Calder (Cayman) LLP special New York, Luxembourg, Peruvian and Cayman Islands counsel, respectively, to the Purchasers, subject, in each case, to any separate fee arrangements agreed between the Issuer and any such counsel, respectively, required to be paid on or before the Issue Date pursuant to this Agreement and the other Financing Documents; provided that, in each case, invoices for any such costs, fees and expenses have been delivered to the Issuer at least three (3) Business Days (or such shorter period as reasonably agreed by the Issuer) prior to the Issue Date.

Section 4.9. Material Adverse Effect.

(a) Issuer Material Adverse Effect. Since December 31, 2024, no event, development or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect with respect to the Issuer, both immediately prior to the Issue Date and also after giving effect thereto, including the issuance of the Notes on the Issue Date and the intended use thereof.

(b) Auna Material Adverse Effect. Since December 31, 2024, no event, development or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect with respect to Auna Lux and its Subsidiaries, taken as a whole, both immediately prior to the Issue Date and also after giving effect thereto, including the issuance of the Notes on the Issue Date and the intended use thereof.

Section 4.10. Acceptance of Appointment to Receive Service of Process. Such Purchaser shall have received evidence of the acceptance by the Process Agent of the appointment and designation provided for by Section 25.7(e) for the period from the Signing Date to one (1) year after the Maturity Date of the Notes (and the payment in full of all fees in respect thereof).

Section 4.11. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.12. Cayman and Luxembourg Collateral.

(a) On the Issue Date, each Pledgor, as applicable, and the Issuer shall have, or shall have caused, the pledge of all of the Equity Interests of the applicable Pledgor in the Issuer pursuant to the Cayman Security Agreement and the delivery of those deliverables required thereunder within the timeframes contained in the Cayman Security Agreement, including a copy of the register of members of the Issuer noting particulars of the security interest created under the Cayman Security Agreement in form and substance reasonably satisfactory to such Purchaser.

(b) On or substantially concurrently with the Issue Date, the Pledgors shall have, or shall have caused, the pledge of 11,912,244 Class B Shares of Auna Lux, to the Luxembourg Collateral Agent for the ratable benefit of the Holders of the Notes pursuant to the Luxembourg Pledge Agreement, including, in each case, the registration of the Luxembourg Pledge Agreement in the shareholder’s register of Auna Lux, and shall have delivered evidence reasonably satisfactory to such Purchaser of the foregoing.

Section 4.13. KYC Requirements. The Purchasers shall have received, (a) at least five (5) calendar days prior to the Issue Date, all documentation and other information regarding the Issuer reasonably requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested in writing of the Issuer at least ten (10) days prior to the Issue Date; and (b) to the extent the Issuer qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Purchaser that has requested, in a written notice to the Issuer at least ten (10) days prior to the Issue Date, a Beneficial Ownership Certification in relation to the Issuer shall have received such Beneficial Ownership Certification at least five (5) calendar days prior to the Issue Date (provided that, upon the execution and delivery by such Purchaser of its signature page to this Agreement, the condition set forth in this clause (b) shall be deemed to be satisfied).

Section 4.14. Taxes. All applicable Taxes and stamp duties due and payable, if any, arising in connection with the execution, delivery and performance of this Agreement and the other Financing Documents shall have been paid in full.

Section 4.15. Accuracy of Information. The information furnished by and on behalf of the Issuer to the Purchasers, is, when taken as a whole, true and correct in all material respects.

Section 4.16. Confirmation of Conditions Precedent. The Purchasers shall have received a letter of its special New York counsel reasonably satisfactory in form and substance to the Purchasers, confirming that each of the documentary conditions precedent in this Section 4 have been satisfied or waived by the Purchasers in accordance with the terms hereof.

Section 4.17. Payoff Letter. The Purchasers shall have received a duly executed payoff letter, in form and substance satisfactory to the Purchasers, among Heredia Investments S.A.C., as issuer and borrower, as applicable, the holders of the Original Notes and TMF Group New York, LLC as administrative agent in connection with the Original Loans, which (a) confirms that all obligations under the Original Notes and Original Loans will be repaid in full with the proceeds of the Notes at Closing, (b) provides for the termination of all commitments, if any, in respect thereof and (c) provides for the release of all Liens granted in connection therewith, together with authorization to file UCC termination statements and any other release documents necessary or desirable in connection with such release, substantially concurrently with Closing.

Section 4.18. Power of Attorney. The Purchasers shall have received a duly executed power of attorney from each Pledgor (each, a “Power of Attorney”), in form and substance satisfactory to the Purchasers, in favor of Enfoca Sociedad Administradora de Fondos de Inversión S.A., pursuant to which each Pledgor authorizes Enfoca Sociedad Administradora de Fondos de Inversión S.A., on its behalf, to, take certain actions with respect to the Collateral Shares, including, without limitation, the right to (a) vote and exercise governance rights, (b) grant liens or other security interests in such Collateral Shares in accordance with the applicable Collateral Agreements, (c) request conversion of, or otherwise instruct the board of directors of Auna Lux to convert, the Class B Shares into Class A ordinary shares of Auna Lux in order that such Class A ordinary shares can be sold, (d) sell, transfer or otherwise dispose of such Collateral Shares following the conversion and (e) apply or procure that any proceeds from such sales are applied to the repayment or prepayment of the Notes (including any payment of interest thereunder) in accordance with the terms hereof.

Section 4.19. Irrevocable Letter of Instruction. The Purchasers shall have received evidence that Heredia Investments S.A.C. has delivered to Banco Santander Perú S.A. an irrevocable letter of instruction (the “Irrevocable Letter of Instruction”), in form and substance satisfactory to the Purchasers, directing Banco Santander Perú S.A. to transfer certain proceeds of the Notes received in the account of Heredia Investments S.A.C. maintained with Banco Santander Perú S.A. to the accounts of the holders and lenders under the Original Notes or Loans, as applicable, in each case, in accordance with the funds flow memorandum referred to in Section 3.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The Issuer, and with respect to Sections 5.1, 5.2, 5.4, 5.5, 5.6, 5.7, 5.13, 5.18, 5.21 and 5.24, each Pledgor, severally and not jointly, represents and warrants to each Purchaser that to the extent applicable:

Section 5.1. Organization; Power and Authority. The Issuer and each Pledgor (a) are duly organized, incorporated or registered, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of their organization, incorporation or registration (b) have all requisite power and authority to carry on their business as now conducted and are qualified to do business in, and are in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where such qualification is required and (c) have the power and authority to execute, deliver and perform their respective obligations under the Financing Documents and each other agreement or instrument contemplated thereby to which they are or will be a party and to borrow hereunder. All licenses, permits, approvals, concessions or other authorizations necessary for (x) the consummation of the Transactions to which the Issuer and each Pledgor are or will be party and (y) the conduct of their business (except, in each case, where the failure to obtain and maintain any of the foregoing could not reasonably be expected to result in a Material Adverse Effect) have been duly obtained and are in full force and effect.

Section 5.2. Authorization, Etc. The Transactions to which the Issuer and each Pledgor are or will be a party are within their corporate or other organizational powers and have been duly authorized by all necessary action under their Organization Documents (if applicable) and applicable Law. Each Financing Document to which the Issuer and each Pledgor are a party has been duly executed and delivered by them and constitutes a legal, valid and binding obligation of the Issuer and/or such Pledgor, as the case may be, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.3. Subsidiaries. The Issuer has no Subsidiaries, except for Heredia Investments S.A.C. All of the outstanding Equity Interests in the Issuer have been validly issued, are fully paid and non-assessable and are owned by the Person and in the amounts specified in Schedule 5.3 (Equity Interests in the Issuer) free and clear of all Liens, except for any Permitted Liens.

Section 5.4. Anti-Corruption Laws; Sanctions; Money Laundering. The Issuer and each Pledgor (if applicable) have implemented and maintain in effect, or are covered by Affiliates’, policies and procedures designed to promote and achieve compliance by the Issuer, each Pledgor and their respective managers, directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, and the Issuer and each Pledgor, when acting on behalf of themselves, and their respective officers, managers and employees and directors are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Issuer and each Pledgor are not, nor are any of their respective directors or officers, a Sanctioned Person. Since its inception, the Issuer and each Pledgor have been and are in compliance with Sanctions.

Section 5.5. Compliance with Laws. The Issuer and each Pledgor are in compliance with (a) the requirements of all Laws and (b) all orders, writs, injunctions and decrees applicable to them or to their respective properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not be expected to have a Material Adverse Effect. No part of the proceeds of the Notes will be used by the Issuer or any Pledgor or any of their respective Affiliates, whether directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” (within the meaning of the Margin Regulations).

Section 5.6. Approvals; No Conflicts. The Transactions to which the Issuer and each Pledgor are or will be a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority (except such as have been obtained or made and are in full force and effect), except for filings (i) necessary to perfect Liens created pursuant to the Financing Documents and (ii) with the Luxembourg Registration and Estates Department (Administration de l’Enregistrement et des Domaines) in the event that (A) the Financing Documents are referred to in a public deed or used before a Luxembourg official authority or before a Luxembourg Court to the extent that the Financing Documents are subject to mandatory registration within a fixed cut-off date (délai de rigueur), (B) the Financing Documents are attached (annexé) to a public deed or any other document(s) that require(s) mandatory registration, (C) the Financing Documents are deposited with the minutes of a notary (deposé au rang des minutes d’un notaire) or (D) this Agreement is voluntarily submitted to registration, (b) will not violate (i) any Law or any order of any Governmental Authority applicable to them or (ii) their respective charter, bylaws or other Organization Documents, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Issuer or any of the Pledgors or their respective assets, or give rise to a right thereunder to require any payment to be made by the Issuer or any such Pledgor, and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any of their respective assets, except Liens created pursuant to the Financing Documents.

Section 5.7. Litigation Matters; No Default. There is no litigation, action (including, without limitation, derivative actions, sanctions, regulatory fines or reprimands), suits, investigation, claim, arbitration or other or proceeding by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Issuer, threatened by or against it or affecting it in any way (i) that involve this Agreement or the Transactions or (ii) as to which there is a possibility of an adverse determination and that, if adversely determined, could, individually or in the aggregate, to result in a Material Adverse Effect. The Issuer is not subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(a) The Issuer is not in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions.

Section 5.8. Taxes. The Issuer has timely filed all national, local and other Tax returns and reports required to be filed, and has paid all national, local and other Taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except in each case, (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with IFRS and (b) to the extent that the failure to do so could not be expected to have a Material Adverse Effect. There is no proposed Tax assessment against the Issuer that could, if made, have a Material Adverse Effect.

Section 5.9. Equity Interests. There are no outstanding rights, plans, options, warrants, calls, conversion rights or any obligations, agreements, arrangements or commitments of any character, either firm or conditional (including, without limitation, pursuant to uncapitalized capital contributions), obligating the Issuer to issue, deliver or sell, or cause to be issued, delivered or sold, any Capital Stock or any securities exchangeable for, or convertible into, Capital Stock or obligating the Issuer to grant, extend or enter into any such agreement, arrangement, requirement or commitment or providing for the right on the part of any shareholder to subscribe for such shares.

Section 5.10. Private Offering by the Issuer. Neither the Issuer nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy the Notes or any similar securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Notes at a private sale for investment, or otherwise as contemplated by this Agreement. Neither the Issuer nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction, including the jurisdiction of organization of the Issuer.

Section 5.11. Use of Proceeds; Margin Regulations. The Issuer will use the proceeds of the Notes made on the Issue Date solely to (i) repay or cause the repayment of the outstanding principal amount of the Original Notes and the Original Loans and any accrued and unpaid interest thereunder and any other amounts owing thereunder as of the Issue Date and (ii) pay certain fees, costs, expenses and taxes associated with the transactions contemplated hereby. No part of the proceeds of the Notes will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X of the FRB. The Issuer is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

Section 5.12. Existing Indebtedness; Existing Liens.

(a) As of the Issue Date and after giving effect to the application of proceeds in accordance with Section 5.11, the Issuer does not have any Indebtedness outstanding, except for the Indebtedness incurred hereunder.

(b) As of the Issue Date, the Issuer has not, since its incorporation, created, incurred, assumed or suffered to exist any Lien, except for the Permitted Liens.

Section 5.13. Legal Form. Each of the Financing Documents to which the Issuer, Auna Lux and each Pledgor is a party is in proper legal form under the laws of the jurisdiction of the Issuer and each Pledgor for the enforcement thereof against each such Person under such law. To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and each other Financing Document to which the Issuer and each Pledgor is a party in the jurisdiction of the Issuer or such Pledgor, it is not necessary that this Agreement or any other Financing Document be filed or recorded with any Governmental Authority in such jurisdiction, provided further that, the admissibility into evidence and enforceability before a Peruvian court or authority of any document executed in a language other than Spanish (including judgments) requires such document to be (a) officially translated to Spanish and certified by a duly authorized public translator in Peru; and (b) if issued in any country other than in Peru (i) which is a signatory country of the Hague Apostille Convention that has not opposed Peru’s accession thereto, legalized by apostille before the competent authority in the country wherein it was issued, or (ii) which is not a signatory country of the Hague Apostille Convention or has opposed Peru’s accession thereto, legalized before a notary public, the Ministry of Foreign Affairs of such country, the competent Peruvian consulate and before the Peruvian Ministry of Foreign Affairs (Ministerio de Relaciones Exteriores del Perú).

Section 5.14. Investment Company Status. The Issuer is not and after giving effect to the contemplated Transactions will not be required to register as an “investment company” as such term is defined in the Investment Company Act.

Section 5.15. Environmental Matters. As of the Issue Date, no Environmental and Social Claim which might reasonably be expected to have a Material Adverse Effect has been commenced or (to the best of its knowledge and belief) is threatened against the Issuer.

Section 5.16. Ranking of Obligations. The payment obligations evidenced by each Financing Document to which the Issuer is a party are and will at all times be secured direct and unconditional general obligations of the Issuer, and rank and will at all times rank in right of payment at least pari passu all other senior unsecured Indebtedness of the Issuer, if any, whether now existing or hereafter outstanding, except those that have priority by mandatory provision of the Debtor Relief Laws.

Section 5.17. No Material Adverse Effect. Since December 31, 2024, no event, change, development or condition has occurred, exists or could reasonably be expected to occur, that, individually or in the aggregate with any other event, change, development or condition, has, resulted or could reasonably be expected to result in a Material Adverse Effect.

Section 5.18. Collateral Matters.

(a) Effective on the Issue Date, the provisions of each of the Cayman Security Agreement and the Luxembourg Pledge Agreement shall be effective to create in favor of the Collateral Agents for the benefit of the Secured Parties, a legal, valid and enforceable Lien in the Collateral described therein in accordance with the terms thereof, subject to no other Liens, enforceable against the parties thereunder (other than Permitted Liens); provided, however, that the Luxembourg Pledge Agreement shall be a fully perfected first priority Lien, enforceable against third parties in the case of the Luxembourg Pledge Agreement, upon its registration in the shareholder’s register of Auna Lux.

(b) Neither the establishment of the Liens created by the Cayman Security Agreement or the Luxembourg Pledge Agreement, nor the exercise of the rights and remedies contemplated by the Cayman Security Agreement or the Luxembourg Pledge Agreement at any time, contravenes any provision of Law or any order, writ, injunction or decree of any Governmental Authority or any Contractual Obligation of the Issuer, Auna Lux or any Pledgor.

(c) None of the parties to the Cayman Security Agreement or the Luxembourg Pledge Agreement has received any written notice of any outstanding adverse claims by any Person in respect of its ownership or entitlement to the assets and rights assigned as Collateral, and the Collateral and the distribution of the proceeds resulting from the enforcement of the Cayman Security Agreement or the Luxembourg Pledge Agreement shall be governed solely by the terms of the Cayman Security Agreement and the Luxembourg Pledge Agreement, respectively.

Section 5.19. Absence of Default. There is no Event of Default, or any other event, circumstance, occurrence, omission, breach, violation or default that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

Section 5.20. Solvency. After giving effect to the Transactions, the Issuer will be Solvent.

Section 5.21. Commercial Activity; Absence of Immunity. None of the Issuer, the Pledgors nor any of their respective properties, has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the United States, the Cayman Islands or Luxembourg in respect of its obligations under the Financing Documents.

Section 5.22. Investments. The Issuer does not have any Investments, unless permitted in this Agreement.

Section 5.23. Disclosure.

(a) The Issuer has disclosed to the Purchasers (i)(A) all agreements, instruments and corporate or other restrictions to which the Issuer is subject that purport to restrict (x) its ability to incur indebtedness or liens or take any other actions, or engage in any other transactions, of the type contemplated by the Financing Documents or (y) the Collateral and (B) all matters known to it (including any agreements, instruments and other restrictions to which it or any of its Affiliates is subject), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and (ii) any shareholders’ agreement, investor rights agreement or any voting or other contractual restriction, including any lock-up agreement, that contain any transfer restrictions applicable to the Collateral.

(b) All written information provided with respect to the Issuer and its Affiliates by or on behalf of the Issuer to the Purchasers in connection with the negotiation, execution and delivery of this Agreement and the other Financing Documents or the transactions contemplated hereby and thereby, was, on or as of the applicable date of provision thereof, complete and correct in all material respects and did not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made; provided that, with respect to any projected financial information, the Issuer represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and, if such projected financial information was delivered prior to the Issue Date, as of the Issue Date.

Section 5.24. Private Offering; No Directed Selling Efforts.

(a) None of the Issuer, the Pledgors or any of their Affiliates or any other person acting on their behalf (it being understood that the Purchasers have not acted on the behalf of any of such persons) (i) has offered the Notes or any other similar securities for sale to, or solicited any offer to buy any of the Notes or any similar securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Notes at a private sale for investment, or (ii) has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act.

(b) None of the Issuer, the Pledgors or any of their Affiliates or any other person acting on their behalf has engaged in any directed selling efforts within the meaning of Regulation S, and all such persons have complied with the offering restrictions requirement of Regulation S.

(c) The Issuer and the Pledgors reasonably believe there is no “substantial U.S. market interest” as defined in Rule 902(j) of Regulation S in any of the Issuer or the Pledgors’ respective debt securities.

Section 5.25. Securities Law Exemptions. It is not necessary, in connection with the issuance and sale of the Notes to the Purchasers in the manner contemplated by this Agreement, to register the Notes under the Securities Act or to qualify an indenture under the U.S. Trust Indenture Act of 1939, as amended.

Section 5.26. No Plan or Scheme. The sale of the Notes pursuant to Regulation S is not part of a plan or scheme to evade the registration provisions of the Securities Act.

Section 5.27. Pledgor Representations. Each Pledgor, severally and not jointly, makes the representations and warranties set forth in Annex I hereto to each Purchaser on the Issue Date.

SECTION 6. REPRESENTATIONS OF THE PURCHASERS.

Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that, the disposition of such Purchaser’s or its property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Issuer is not required to register the Notes.

Section 6.2. Purchaser Status. Each Purchaser, on its own behalf and on behalf of each account for which it is purchasing the Notes, severally represents that (a) (x) it is a Qualified Institutional Buyer or it is not a “U.S. Person” as defined by Regulation S under the Securities Act, and (b) it is a Qualified Person and (c) makes the representations and agreements set forth in Annex II hereto.

SECTION 7. INFORMATION AS TO ISSUER.

Section 7.1. Financial and Business Information. The Issuer shall furnish to each Holder or cause to be furnished to each Holder:

(a) as soon as available but in any event within sixty (60) days after the end of each fiscal quarter of each fiscal year of the Issuer, an unaudited balance sheet and income statement of the Issuer as at the end of such fiscal quarter, certified by a Responsible Officer of the Issuer as fairly presenting the financial condition of the Issuer for such fiscal quarter;

(b) concurrently with any delivery of the unaudited balance sheet and income statement under Section 7.1(a), a certificate of a Responsible Officer of the Issuer certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto; and

(c) promptly following any requests therefore, by any Holder (i) all information in respect of the Issuer required under applicable “know your customer”, Anti-Money Laundering Laws, anti-terrorism laws and Anti-Corruption Laws, and (ii) such other information regarding the operations, business, financial or corporate affairs of the Issuer or compliance with the terms of this Agreement and all other Financing Documents.

Section 7.2. Notices Of Material Events. The Issuer shall promptly furnish to each Holder or cause to be furnished to each Holder written notice of the following:

(a) the occurrence of: (i) any Default, Event of Default or Mandatory Prepayment Event and any default, event of default or mandatory prepayment event under any Existing Senior Debt Documents;

(ii) the filing or commencement of any proceeding, concurso mercantil or quiebra under any Debtor Relief Law by or before any arbitrator or Governmental Authority against or affecting the Issuer, Auna Lux or its Subsidiaries, that if adversely determined, could reasonably be expected to result in a Material Adverse Effect; (iii) any transaction or event that, if consummated, would constitute a Change of Control; or (iv) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect or that has resulted or could reasonably be expected to result in an adverse effect on the Issuer’s ability to perform its obligations (including its payment obligations) under the Financing Documents including (A) breach or non-performance of, or any default under, a Contractual Obligation of the Issuer; or (B) any dispute, litigation, investigation (including any administrative, regulatory or criminal investigation), proceeding, freezing of assets or suspension between the Issuer and any Governmental Authority (including any dispute, litigation or proceeding relating to Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions); and

(b) the existence of any Lien (other than Permitted Liens) against any of the Collateral.

In addition, the Issuer shall (a) furnish to the Holders at least ten (10) Business Days’ prior written notice of any proposed amendment to its Organization Documents and (b) promptly after receipt thereof, furnish to the Holders any executed amendment to the Organization Documents.

Each notice delivered under this Section 7.2 shall be accompanied by a statement of a Responsible Officer of the Issuer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 8. PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1. Amortization. The Issuer shall repay the Notes held by each Holder on the Maturity Date, in an amount equal to the aggregate principal amount of the Notes then outstanding on the Maturity Date.

Section 8.2.  Required Prepayments.

(a) Upon the receipt by the Issuer of any Net Cash Proceeds from the incurrence of Indebtedness by the Issuer, except for any Indebtedness permitted to be incurred in accordance with Section 10.7, the Issuer shall prepay, or cause the prepayment of, the Notes, on a pro rata basis, on the Business Day immediately succeeding the day of receipt of such Net Cash Proceeds, in an amount equal to the lesser of (i) 100% of the Net Cash Proceeds received therefrom and (ii) the amount of such Net Cash Proceeds required to prepay in full the Notes outstanding (including accrued and unpaid interest and any other amount outstanding hereunder including, if applicable, pursuant to Section 8.4), provided that, if such Net Cash Proceeds are less than the amount necessary to prepay all of the Notes outstanding (including accrued and unpaid interest and any other amount outstanding hereunder), any prepayment made pursuant to this Section 8.2(a) shall be applied first to pay accrued and unpaid interest hereunder, on a pro rata basis.

(b) If, at any time prior to the Maturity Date, 100% of the principal amount outstanding of the A Notes is repaid or prepaid (whether voluntarily or mandatorily), then, on the date of such prepayment or repayment (or substantially concurrently therewith), the Issuer shall prepay, or cause the prepayment of, an aggregate principal amount of the Notes equal to at least 30% of the principal amount of the Notes then outstanding, together with all accrued and unpaid interest and any other amounts then due and owing under this Agreement (including, if applicable, any amounts payable pursuant to Section 8.4); provided that, any prepayment made pursuant to this Section 8.2(b) shall be applied first to pay accrued and unpaid interest hereunder, on a pro rata basis;

(c) Upon the receipt by the Issuer of any Net Cash Proceeds resulting from a Disposition pursuant to Section 10.8(b), within three (3) Business Days after receipt thereof, the Issuer shall prepay the Notes, on a pro rata basis, in an amount equal to the lesser of (i) the aggregate amount of such Net Cash Proceeds (or the Dollar Equivalent thereof) and (ii) the amount of such Net Cash Proceeds required to prepay in full the Notes outstanding (including accrued and unpaid interest and any other amount outstanding hereunder including, if applicable, pursuant to Section 8.4), provided that, if such Net Cash Proceeds are less than the amount necessary to prepay all of the Notes outstanding (including accrued and unpaid interest and any other amount outstanding hereunder), any prepayment made pursuant to this Section 8.2(c) shall be applied first to pay accrued and unpaid interest hereunder, on a pro rata basis.

(d) Upon receipt by any Pledgor of dividends or distributions from Auna Lux, with respect to Equity Interests of Auna Lux, the Issuer shall immediately prepay the outstanding principal amount of the Notes (including accrued and unpaid interest and any other amount outstanding hereunder including, if applicable, pursuant to Section 8.4) in an amount equal to 100% of the Net Cash Proceeds received by such Pledgor in respect of such dividends or distributions, provided that if such Net Cash Proceeds are less than the amount necessary to prepay all of the Notes outstanding (including accrued and unpaid interest and any other amount outstanding hereunder), any prepayment made pursuant to this Section 8.2(d) shall be applied first to pay accrued and unpaid interest.

(e) Upon the failure by the Issuer to cure any LTV Ratio Deficiency in accordance with Section 1.2(e)(ii), and in any event not later than two (2) Business Days thereafter, the Issuer shall prepay each Holder all of the Notes outstanding and held by such Holder, at a prepayment price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment and any other amount outstanding hereunder (including, if applicable, pursuant to Section 8.4), except for any Holder that notifies the Issuer in writing at its address for notices contained in this Agreement on or before such second (2nd) Business Day of such Holder’s election not to be so prepaid.

(f) Following the occurrence and continuance of a Facility Prepayment Event, and in any event not later than five (5) Business Days thereafter, the Issuer shall prepay all of the Notes outstanding and held by such Holder at a prepayment price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment and any other amount outstanding hereunder (including, if applicable, pursuant to Section 8.4), except for any Holder that notifies the Issuer in writing at its address for notices contained in this Agreement on or before such fifth (5th) Business Day of such Holder’s election not to be so prepaid.

(g) The Pledgors will cause the Issuer, and the Issuer will, notify the Holders by electronic mail (with confirmation of transmission) or hand delivery of any prepayment hereunder not later than 11:00 a.m. (New York City time) at least one Business Day before the date of any prepayment pursuant to this Section 8.2. Each such notice shall specify the prepayment date, the aggregate principal amount of Notes to be prepaid and the amount of accrued interest thereon to the date of the prepayment.

(h) Upon the occurrence of a Change of Control and in any event not later than two (2) Business Days thereafter, the Issuer shall provide a written notice to the Holders (such notice, a “Change of Control Offer”) that a Change of Control has occurred and that each Holder has the right to require the Issuer to prepay the Notes held by such Holder at a prepayment price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment and any other amount outstanding hereunder (including, if applicable, pursuant to Section 8.4). A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control occurring, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. In order to accept any Change of Control Offer, a Holder shall notify the Issuer in writing at its address for notices contained in this Agreement on or before the fifteenth (15th) Business Day following the date of receipt of the Change of Control Offer from the Issuer, of such Holder’s election to require the Issuer to make the prepayment pursuant to such Change of Control Offer. The Issuer shall prepay the Notes (including accrued and unpaid interest and any other amount outstanding hereunder) of each applicable Holder on or before the date falling five (5) Business Days after the receipt of any such notice from the Issuer with respect to such Holder.

Section 8.3. Optional Prepayments. The Issuer may, upon written notice to the Holders, at any time and from time to time prepay the Notes in whole or in part (including accrued and unpaid interest and any other amount outstanding hereunder). Such notice shall be irrevocable and given to the Holders by the Issuer not later than 11:00 a.m. (New York City time), on the date three (3) Business Days prior to the date of any such prepayment; provided that each partial prepayment of the Notes other than any required prepayment pursuant to Section 8.2 shall be in an aggregate principal amount of $1,000,000 and a whole multiple of $500,000 in excess thereof.

Section 8.4. Prepayments Generally; Other Amounts. Each prepayment of the Notes (including pursuant to Section 8.2 or Section 8.3 or as a result of acceleration of the Notes) shall be accompanied by all accrued interest on the amount prepaid, and, if and only to the extent that any prepayment is made (i) prior to the 12-month anniversary of the Issue Date, the Make-Whole Premium and (ii) at any time on or after the date falling thirteen (13) months after the Issue Date but prior to the date falling nineteen (19) months after the Issue Date, the Prepayment Fee (if applicable), together with any additional amounts required pursuant to Section 8.10.

Section 8.5. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2 or Section 8.3, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.6. Conversion and Sale.

(a) The Pledgors shall only be permitted to convert or cause the conversion of the Class B Shares to Newly Issued Class A Shares in accordance with the articles of association of Auna Lux and to sell or cause the sale of the Newly Issued Class A Shares, subject to the satisfaction of the following conditions:

(i) the Issuer shall have notified the Luxembourg Collateral Agent and the Holders in writing (which may be by email) of any intended conversion of the Class B Shares and the sale of the Newly Issued Class A Shares on or prior to the date falling five (5) days prior to the expected date of such conversion and sale, it being understood that notwithstanding the delivery of any such written notice, no such sale or conversion may actually occur on such expected date; provided that, the Issuer shall promptly notify the Luxembourg Collateral Agent and the Holders if the sale or conversion does not occur;

(ii) such conversion and sale will be to effect a repayment or prepayment, in whole or in part, of the outstanding principal amount of the Notes (together with any accrued and unpaid interest on the amount repaid or prepaid) or any payment of accrued and unpaid interest under the Notes, in each case in accordance with this Section 8.6;

(iii) no later than two (2) Business Days following such conversion, the Holders shall receive evidence of conversion and the Pledgors shall perform security perfection formalities with respect to the Newly-Issued Class A Shares pursuant to clause 2.3 of the Luxembourg Pledge Agreement;

(iv) immediately before and after giving effect to such conversion and sale, no Event of Default shall have occurred and be continuing;

(v) either (x) immediately before and after giving effect to such conversion and sale, no Facility Prepayment Event or Mandatory Prepayment Event under Section 8.2(h) shall have occurred and be continuing or (y) to the extent any such Facility Prepayment Event or Mandatory Prepayment Event under Section 8.2(h) has occurred and is continuing, the Required Holders shall have approved in writing the conversion and sale of Class B Shares;

(i) each Pledgor and/or the Issuer shall have delivered to the Holders and the applicable Agent prior to such conversion and sale: (A) a copy of either (i) a Luxembourg law security release agreement to be duly executed and delivered by each party thereto in respect of the Newly Issued Class A Shares or (ii) a Luxembourg law security release letter executed by the Luxembourg Collateral Agent addressed to Auna Lux, (B) a copy of the Security and Account Control Agreement, duly executed and delivered by each party thereto, (C) legal opinions of (1) Davis Polk & Wardwell LLP, as special New York counsel to the Issuer, (2) Stibbe Avocats, Luxembourg special counsel for Auna Lux, (3) Walkers (Cayman) LLP, Cayman Islands special counsel for the Issuer and the Pledgors, and (4) Rodrigo, Elias & Medrano Abogados, Peruvian special counsel for the Issuer and the Pledgors, (D) if required under the Organization Documents of such Pledgor and/or Issuer, or applicable Law, the resolutions of its manager, board of directors, members or other body authorizing the execution, delivery and performance, as applicable, of the Security and Account Control Agreement to which such Person is a party and the transactions to be consummated by it on such date, (E) evidence of the acceptance by the Process Agent of its appointment under the Security and Account Control Agreement for the period from the Signing Date to one (1) year after the Maturity Date of the Notes, (F) UCC lien searches dated as of a recent date prior to the date of the Security and Account Control Agreement listing all effective financing statements against each of the Pledgors in the District of Columbia, and confirming that no Liens (other than Permitted Liens) are of record in such jurisdiction and (G) duly completed UCC financing statements (Form UCC-1) naming each applicable Pledgor as debtor and the applicable Agent, for the benefit of the Secured Parties, as secured party, covering the Collateral described in the Security and Account Control Agreement, and evidence of the filing of the authorization to file such UCC-1 financing statements with the District of Columbia Recorder of Deed, in each case, in form and substance reasonably satisfactory to the Holders; provided that, in the case of the deliverables described in clauses (C) through (E), such conditions shall be deemed reasonably satisfactory to the Holders to the extent they are substantially consistent with the equivalent opinions, certificates or letters delivered pursuant to Section 4;

(ii) the Newly Issued Class A Shares shall be sold for cash at a fair market value (taking into account any commercially reasonable block trade discount and underwriting or similar fees and related transaction expenses) on an arm’s-length basis or in a commercially reasonable manner where the scheduled settlement date for each such sale (excluding registered offerings that settle on a settlement cycle that is customary for registered offerings) is no later than one standard settlement cycle following execution of such sale (it being understood that a “T+3” settlement cycle shall be deemed to be standard for purposes herein) (any Net Cash Proceeds from such sale, “Permitted Sale Proceeds”); provided further that (i) on or prior to the date on which the Newly Issued Class A Shares are dematerialized for the purposes of holding such Newly Issued Class A Shares in the Depositary Trust Company to effect any sale, such Newly Issued Class A Shares shall be subject to a Security and Account Control Agreement and shall be deposited into the Collateral Account and shall be subject to a perfected first priority security interest under the Security and Account Control Agreement and (ii) immediately prior to the dematerialization of the Newly Issued Class A Shares as set out above, the Newly Issued Class A Shares shall be released from the Luxembourg Pledge Agreement;

(iii) Permitted Sale Proceeds will be paid, on a delivery versus payment basis against the delivery of the relevant Newly Issued Class A Shares from the Collateral Account or pursuant to other settlement and escrow arrangements reasonably acceptable to the Required Holders, and such Permitted Sale Proceeds shall be deposited into the Collateral Account and applied to prepay the Notes within one (1) Business Day after receipt thereof on a pro rata basis (including accrued and unpaid interest and any other amount outstanding hereunder) in an amount equal to the lesser of (i) 100% of such Permitted Sale Proceeds and (ii) the amount of such Permitted Sale Proceeds required to prepay in full the Notes and any amount outstanding hereunder, provided that, if such Permitted Sale Proceeds are less than the amount necessary to prepay all of the Notes outstanding (including accrued and unpaid interest and any other amount outstanding hereunder), any prepayment made pursuant to this Section 8.6(a)(iv) shall be applied first to pay accrued and unpaid interest hereunder (including any compounded interest), on a pro rata basis (such amount, the “Required Sale Proceeds Amount”); and

(iv) immediately after giving effect to such conversion and sale and the application of the proceeds thereof to prepay the Notes, the Collateral Release LTV Ratio shall not exceed the LTV Reset Ratio, in each case calculated on a pro forma basis.

To facilitate a sale of Newly Issued Class A Shares pursuant to this Section 8.6(a), the collateral agent appointed under the Security and Account Control Agreement, on behalf of the Secured Party, shall release its Lien over the Newly Issued Class A Shares being sold immediately upon receipt of the related Required Sale Proceeds Amount into the Collateral Account.

(b) For the avoidance of doubt, any payment of or repayment of any outstanding principal of the Notes (together with any accrued interest on the amount repaid or prepaid) in accordance with this Section 8.6 shall be subject to the payment of any Prepayment Fee or Make-Whole Premium, if applicable hereunder.

(c) Promptly after the Issue Date, and in any event no later than ninety (90) days after the Issue Date, the Issuer shall have delivered to the Holders each of the Security and Account Control Agreement, legal opinions, certificates, searches and financing statements required to be delivered pursuant to Section 8.6(a)(i), in each case in form and substance reasonably satisfactory to the Holders; provided that, in the case of the deliverables described in clauses (C) through (E) of Section 8.6(a)(i), such conditions shall be deemed reasonably satisfactory to the Holders to the extent they are substantially consistent with the equivalent opinions, certificates or letters delivered pursuant to Section 4.

(d) No later than two (2) Business Days after the date of entry into the Security and Account Control Agreement, the Purchasers shall have received a copy of the register of mortgages and charges of the Issuer and any each Pledgor (or its general partner or ultimate general partner) incorporated or registered in the Cayman Islands which records particulars of the Liens created by it under the Security and Account Control Agreement in form and substance satisfactory to such Purchasers.

Section 8.7. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of the Notes to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date, any additional amounts required pursuant to Section 8.10 and, to the extent applicable in accordance with Section 8.4, the Make-Whole Premium and/or the Prepayment Fee. From and after such date, unless the Issuer shall fail to pay such principal amount when so due and payable, together with the interest on such principal amount accrued and unpaid to but excluding such date and the Make-Whole Premium and/or Prepayment Fee, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Issuer and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.8. Purchase of Notes. The Issuer will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes. The Issuer will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.9. Increased Costs. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Holder;

(ii) impose on any Holder any other condition, cost or expense (other than Taxes) affecting this Agreement or any Note held by any Holder or participation therein; or

(iii) subject any Holder to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) and (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing shall be to increase the cost to any Holder of holding the Notes hereunder or to reduce the amount of any sum received or receivable by such Holder hereunder (whether of principal, interest or otherwise), then Issuer will pay to such Holder, such additional amount or amounts as will compensate such Holder for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Holder determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Holder’s capital or on the capital of such Holder’s holding company, if any, as a consequence of this Agreement or the Notes to a level below that which such Holder or Holder’s holding company could have achieved but for such Change in Law (taking into consideration Holder’s policies and the policies of such Holder’s holding company with respect to capital adequacy and liquidity), then from time to time Issuer will pay to such Holder such additional amount or amounts as will compensate such Holder or Holder’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Holder setting forth the amount or amounts necessary (including the calculation thereof) to compensate such Holder or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 8.9 shall be delivered to Issuer and shall be conclusive absent manifest error. The Issuer shall pay such Holder the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of a Holder to demand compensation pursuant to this Section shall not constitute a waiver of such Holder’s right to demand such compensation; provided that Issuer shall not be required to compensate such Holder pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Holder notifies Issuer of the Change in Law giving rise to such increased costs or reductions and of such Holder’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

All of the obligations of Issuer under this Section 8.9 shall survive termination of this Agreement and repayment of all other Obligations hereunder.

Section 8.10. Break-Funding. In the event of (a) the payment or prepayment of any principal of a Note other than on an Interest Payment Date (including as a result of an Event of Default), (b) the conversion of any Note other than on an Interest Payment Date, (c) the failure to borrow, convert, continue or prepay any Note (or any portion thereof) on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Note, then, in any such event, Issuer shall compensate each Holder for the loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of a Holder setting forth any amount or amounts that such Holder is entitled to receive pursuant to this Section 8.10 shall be delivered to Issuer and shall be conclusive absent manifest error. The Issuer shall pay such Holder the amount shown as due on any such certificate upon demand. All of Issuer’s obligations under this Section 8.10 shall survive termination of this Agreement or repayment of all other Obligations hereunder.

SECTION 9. AFFIRMATIVE COVENANTS.

The Issuer covenants that so long as any of the Notes are outstanding:

Section 9.1. Compliance with Laws.

(a) The Issuer shall comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or its property (other than Anti-Corruption Laws, the Anti-Money Laundering Laws and Sanctions, which shall be governed by Section 9.1(b) below) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) The Issuer shall comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Issuer shall maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions by it and its managers, directors, officers, employees and agents, except to the extent that the Issuer is covered by Affiliates’ policies and procedures.

(c) The Issuer shall institute, maintain and comply with appropriate internal procedures and controls to ensure that any financial institution with which the Issuer conducts business or enters into any transaction, or through which the Issuer transmits any funds, does not have correspondent banking relationships with any “Foreign Shell Bank” within the meaning of the PATRIOT Act.

(d) The Issuer shall comply with all provisions of its Organization Documents.

Section 9.2. Payment of Taxes and Claims. The Issuer shall pay and discharge as the same shall become due and payable, all liabilities and obligations, as and when due and payable, including Contractual Obligations, and liabilities, including (a) national, local and other Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with IFRS are being maintained by the Issuer; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except, in each case, to the extent that the failure to pay or discharge would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.3. Corporate Existence. The Issuer shall do or cause to be done all things necessary to at all times preserve, renew and keep in full force and effect its legal existence under the laws of the Cayman Islands, and the rights, licenses, permits, franchises and governmental authorizations material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, other than those where, in its reasonable business judgment, the lapse, expiration, abandonment or termination would not materially interfere with its business.

Section 9.4. Books and Records. The Issuer shall (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, in each case in accordance with IFRS and (b) permit and authorize any representatives designated by the Purchasers (including employees of any of the Purchasers or any consultants, accountants and lawyers), upon reasonable prior notice, to examine and make extracts from its books and records, to discuss its affairs, finances and condition with its officers and independent accountants, and to request statements and/or balances directly from the banks where the Issuer has a depositary and/or securities account. The Issuer acknowledges that the Purchasers, after exercising their rights of inspection, may prepare certain reports pertaining to the Issuer’s assets for internal use by the Purchasers; provided that (a) the Purchasers shall use reasonable efforts to coordinate and otherwise conduct the foregoing visits and inspections under this Section 9.4 in order to reduce the resulting burden on the Issuer, (b) unless an Event of Default shall have occurred and be continuing, the foregoing shall be limited to one visit and inspection for all Purchasers per calendar year and shall be at the cost and expense of the Purchasers, and (c) the Issuer will not be required to disclose information to the Purchasers that is prohibited by applicable Law, is subject to attorney-client or similar privilege or constitutes attorney work product or would violate any bona fide obligation of confidentiality to a third party binding upon the Issuer.

Section 9.5. Priority of Obligations. The Issuer shall take all action which may be or become necessary or appropriate to ensure that the payment obligations of the Issuer under the Financing Documents to which it is a party will continue to constitute its direct and unconditional obligations ranking at least pari passu in right of payment with all other senior unsecured Indebtedness of the Issuer.

Section 9.6. Further Assurances. The Issuer, at its own cost, shall execute any additional agreements, documents and instruments, and take such further actions as it deems necessary or desirable in good faith (i) to assure that the Collateral Requirement is satisfied with respect to all of the Collateral and (ii) to carry out the provisions and purposes of the Financing Documents.

Section 9.7. Use of Proceeds. The proceeds of the Notes will be used only to (a) to repay the outstanding principal amount of the Original Notes and the Original Loans and any accrued and unpaid interest thereunder and any other amounts owing thereunder as of the Issue Date and (b) pay certain fees, costs and expenses and taxes associated with the transactions contemplated hereby. No part of the proceeds of the Notes will be used, whether directly or indirectly, by the Issuer for any purpose that entails a violation of any of the Margin Regulations and the Issuer will not directly or indirectly use the proceeds of the Notes or lend, contribute or otherwise make available such proceeds to any Affiliate, joint venture partner or other Person (a) to fund or facilitate any activities of or business with a Sanctioned Person or in a Sanctioned Country, or (b) in any other manner, in each case as would result in a violation of, or constitute sanctionable conduct under Anti-Money Laundering Laws, Anti-Corruption Laws, Sanctions, or anti-boycott applicable Laws by the Purchasers or any other Person (including any Person participating in the Transactions or any other transactions contemplated hereby or in any other Financing Documents).

Section 9.8. Preservation of Rights under Collateral Agreements. The Issuer shall take such actions as may be necessary or, to the extent requested by the Collateral Agents, advisable in order to preserve the rights of the Secured Parties under the Collateral Agreements. Without limiting the generality of the foregoing, each Pledgor and the Issuer shall execute, or shall cause the execution of, any documents, filing statements, agreements and instruments, and take all further action that may be required under applicable Law, or that the Collateral Agents may reasonably request, in order to effectuate the transactions contemplated by the Financing Documents and in order to grant, preserve, protect and perfect the security interest in favor of the Collateral Agents created by the Collateral Agreements, in form and substance satisfactory to the Collateral Agents. Such Liens will be created under the Collateral Agreements in form and substance reasonably satisfactory to the Collateral Agents, and the Issuer shall deliver, or cause to be delivered, to the Collateral Agents all such instruments and documents (including legal opinions and lien searches) as the Collateral Agents shall reasonably request to evidence compliance with this Section 9.8.

SECTION 10. NEGATIVE COVENANTS.

The Issuer covenants that so long as any of the Notes are outstanding:

Section 10.1. Transactions with Affiliates. The Issuer shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of any kind with any Affiliate of the Issuer whether or not in the ordinary course of business, other than:

(a) on fair and reasonable terms consistent with those (i) obtainable in a comparable arms’ length transaction with a Person other than an Affiliate or (ii) required under a transfer pricing study conducted by the Issuer or its Affiliates and applicable to such transaction;

(b) reasonable and customary indemnities provided to, and reasonable and customary fees and reimbursements paid to, members of the board of directors of Auna Lux or any of its Subsidiaries;

(c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable indemnification and severance arrangements; and

(d) as permitted under the Financing Documents.

Section 10.2. Fundamental Changes of Issuer; Merger. The Issuer shall not, and shall not permit any of its Subsidiaries to, (a) engage in any business or activity other than (i) holding cash, (ii) making capital contributions to, and holding Capital Stock in, Heredia Investments S.A.C. and (iii) accepting capital contributions or distributions or payments and activities incidental to any of the foregoing; (b) merge, dissolve, liquidate, consolidate with or into another Person, or, subject to the proviso in Section 10.6 and Section 10.8, Dispose (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired to or in favor of any Person); or (c) continue by way of migration to another jurisdiction.

Section 10.3. Change in Nature of Business. The Issuer shall not, and shall not permit any of its Subsidiaries to, engage in any material line of business substantially different from the liabilities incurred under the Financing Documents.

Section 10.4. Anti-Corruption Laws; Sanctions.

(a) The Issuer shall not, and shall not permit any of its Subsidiaries to, use, nor permit its directors, managers, officers or employees to use, the proceeds of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any Anti-Corruption Laws by the Issuer or its Affiliates, (ii) for the funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions. The Issuer shall not, and shall not permit any of its subsidiaries to, permit any Sanctioned Person or Sanctioned Country to have any direct or indirect interest in or connection to any funds repaid or remitted by the Issuer in connection with this Agreement that would result in a violation of, or a restriction on the use of such funds under, Sanctions.

(b) The Issuer shall not, and shall not permit any of its Subsidiaries to, conduct business or enter into any transaction with, or transmits any funds through, any “Foreign Shell Bank” within the meaning of the PATRIOT Act.

(c) The Issuer shall not, and shall not permit any of its Subsidiaries to,, directly or indirectly, fund all or part of any repayment or prepayment of the Notes or discharge any obligations due or owing to any Purchaser under any Financing Document with proceeds derived from or otherwise directly or indirectly sourced (i) from any Sanctioned Person, (ii) from any activity prohibited under Sanctions, or (iii) otherwise in violation of Sanctions.

(d) The Issuer shall not, and shall not permit any of its Subsidiaries to, (i) use the proceeds of the Notes or (ii) lend, contribute or otherwise make available proceeds of the Notes to its Affiliates, any director, officer, employee or agent of the Issuer or its Affiliates, joint venture partner or other Person or (iii) repay the Notes with proceeds obtained in any manner that would result in a violation of any Anti-Money Laundering Laws by any Person, including any Person participating in the offering of the Notes, whether as underwriter, advisor, investor or otherwise.

Section 10.5. Liens. The Issuer shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its property or assets, whether now owned or hereafter acquired, except for Permitted Liens.

Section 10.6. Investments. The Issuer shall not, and shall not permit any of its Subsidiaries to, make any Investments unless expressly permitted, or purchase, hold or acquire (including pursuant to any merger) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except (a) the Collateral or (b) in connection with the Financing Documents; provided that, notwithstanding the foregoing or any other provision of this Agreement or any other Financing Document, the Issuer shall be permitted to make a capital contribution to Heredia Investments S.A.C. on the Issue Date in exchange for Capital Stock of Heredia Investments S.A.C. in an amount up to the aggregate amount of the proceeds of the Notes; provided further, that the Issuer shall cause Heredia Investments S.A.C. to apply the proceeds of such capital contribution to repay immediately, and in any event no later than on the Issue Date, the outstanding principal amount of the Original Notes and the Original Loans and any accrued and unpaid interest thereunder and any other amounts owing thereunder as of the Issue Date in accordance with Section 5.11; it being understood that at any time following the date of repayment in full of the outstanding principal amount of the Original Notes and the Original Loans and any accrued and unpaid interest thereunder and any other amounts owing thereunder, Heredia Investments S.A.C. may be dissolved and liquidated and any Capital Stock owned by the Issuer in Heredia Investments S.A.C at such time shall be cancelled.

Section 10.7. Indebtedness. The Issuer shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, other than:

(a) the Obligations under the Financing Documents; and

(b) the obligations and expenses constituting Indebtedness related to the payment of taxes and administrative fees in the normal course of business.

Section 10.8. Dispositions. The Issuer shall not, and shall not permit any of its Subsidiaries to, sell, transfer, lease or otherwise Dispose of (a) any Collateral other than as permitted under this Agreement and the other Financing Documents, provided that, the Net Cash Proceeds are applied in accordance with Section 8.6; (b) any other asset, except with respect to this clause (b), to the extent constituting a Disposition of assets, provided that, the Net Cash Proceeds are applied in accordance with Section 8.2(c); or (c) to the extent constituting Dispositions, Investments permitted pursuant to Section 10.6.

Section 10.9. Accounting Changes; Limitation on Changes in Fiscal Year. The Issuer shall not:

(a) make any change in accounting treatment and reporting practices or tax reporting treatment except as (i) required or permitted by IFRS, consistently applied, or applicable Law and (ii) agreed to by its independent public accountants (who shall be of recognized international standing); and

(b) change its current fiscal year end to end on a day other than on December 31.

Section 10.10. Restricted Payments. The Issuer shall not declare or make, directly or indirectly, any Restricted Payments; provided that the foregoing shall not prohibit any capital contribution to be made to Heredia Investments S.A.C in accordance with Section 10.6.

Section 10.11. Limitation on Prepayments; Amendments of Certain Documents. The Issuer shall not:

(a) enter into or consent to any modification, supplement or waiver to any provision of its Organization Documents or the Power of Attorney, except with the prior consent of the Required Holders; provided that to the extent that any such modification, supplement or waiver adversely affect the interests of the Holders in any material respect, the Issuer shall not enter into any such modification, supplement or waiver without the consent of each Holder affected thereby;

(b) amend, modify or otherwise change the Restricted Payments provisions under Section 10.10 of this Agreement in any way that would materially adversely affect the rights and/or remedies of the Holders under the Financing Documents;

(c) permit Heredia Investments S.A.C., to, amend, rescind, revoke, or otherwise modify, the Irrevocable Letter of Instruction delivered to Banco Santander Perú S.A. pursuant to Section 4.19 on or prior to the Issue Date, without the prior written consent of each Holder.

Section 10.12. Formation of Subsidiaries. The Issuer shall not, and shall not permit any of its Subsidiaries to, form, create, organize, incorporate or acquire any Subsidiaries, except for Heredia Investments S.A.C.

Section 10.13. Restricted Transaction. The Issuer shall not, and shall not permit any of its Subsidiaries to, enter into, or agree to enter into, any Restricted Transaction except as otherwise permitted under the Financing Documents.

Section 10.14. Burdensome Agreements. The Issuer shall not, and shall not permit any of its Subsidiaries to, enter into any Contractual Obligation (other than this Agreement and the other Financing Documents) that limits the ability of the Issuer to create, incur, assume or suffer to exist Liens on its property.

Section 10.15. Compliance with Margin Regulations. The Issuer shall not, and shall not permit any of its Subsidiaries to, use any part of the proceeds of the Notes, whether directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” (within the meaning of the Margin Regulations).

Section 10.16. No Directed Selling Efforts. None of the Issuer, any of the Pledgors nor any of their Affiliates or any other person acting on its or their behalf will engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.

Section 10.17. No Resales. For so long as any of the Notes constitute “restricted securities” under Rule 144 under the Securities Act, the Issuer will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Notes that have been acquired by any of them, except for Notes purchased by the Issuer or any of its affiliates and resold in a transaction in reliance upon applicable exemptions from registration under the Securities Act.

Section 10.18. Luxembourg Pledge Agreement. The Issuer shall not permit and shall cause its Subsidiaries, Auna Lux and its Subsidiaries not to permit the release of any of the Collateral Shares pledged by the Pledgors pursuant to the Luxembourg Pledge Agreement, except to the extent of any release of the Collateral Shares permitted in accordance with the terms of this Agreement and the other Financing Documents.

SECTION 11. AFFIRMATIVE COVENANTS OF THE PLEDGORS.

(a) So long as any of the Notes are outstanding, each Pledgor agrees to cause Auna Lux and its Subsidiaries to comply, as applicable, with each of the affirmative covenants set forth in Section 6.03(a), (b), (c) and (d) (Notices), Section 6.08 (Compliance with Laws), Section 6.10 (Inspection Rights) and Section 6.13 (Security Documents) of the New Term Loan Agreement (or any equivalent section in any agreement that replaces the New Term Loan Agreement in accordance with the definition thereof); it being understood that in respect of Section 6.03(a), (b), (c) and (d) (Notices) of the New Term Loan Agreement, each Pledgor agrees to cause Auna Lux and its Subsidiaries to deliver the notices and other information required to be delivered under such Section to the Purchasers as if the Purchasers were entitled to receive such notices and other information under the New Term Loan Agreement as a lender thereunder.

(b) Each Pledgor shall (i) preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its incorporation, registration or organization, as applicable; (ii) take all reasonable action to maintain all material rights, assets, authorizations, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its material registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

(c) Each Pledgor shall comply with all requirements of (i) all applicable Anti-Money Laundering Laws, Sanctions Laws and Anti-Corruption Laws, (ii) all tax Laws, unless (x) any such failure to comply with such tax Laws relates to any Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with IFRS are being maintained or (y) where the failure to so comply would not reasonably be expected to have a Material Adverse Effect and (iii) all other applicable Laws (including, without limitation, Environmental Laws, social security laws and labor laws) except in the case of such other applicable Laws identified in subclause (iii) hereof where the failure by such Pledgor to comply could not reasonably be expected to have a Material Adverse Effect.

(d) Promptly following any request therefor, each Pledgor shall provide information and documentation reasonably requested by any Holder for purposes of compliance with applicable “know your customer” requirements under the Act, the Beneficial Ownership Regulation or other applicable Anti-Money Laundering Laws.

(e) No later than three (3) Business Days after the date of entry into the applicable Collateral Agreements, the Purchasers shall have received a copy of the register of mortgages and charges of each Pledgor (or its general partner or ultimate general partner) incorporated or registered in the Cayman Islands which records particulars of the Liens on the Collateral created by it under the applicable Collateral Agreements in form and substance satisfactory to such Purchaser.

(f) Each Pledgor shall, and shall cause the Issuer and Auna Lux to, notify the Holders at least two (2) Business Days prior to the occurrence of any Change of Control.

(g) Each Pledgor shall, and shall each cause the Issuer to, undertake such actions as may be necessary or, to the extent requested by the Collateral Agents, advisable in order to preserve the rights of the Secured Parties under the Collateral Agreements. Without limiting the generality of the foregoing, each Pledgor and the Issuer shall execute, or shall cause the execution of, any documents, filing statements, agreements and instruments, and take all further action that may be required under applicable Law, or that the Collateral Agents or the Required Holders may reasonably request, in order to effectuate the transactions contemplated by the Financing Documents and in order to grant, preserve, protect and perfect the security interest in favor of the Collateral Agents created by the Collateral Agreements.

SECTION 12. NEGATIVE COVENANTS OF THE PLEDGORS.

(a) So long as any of the Notes are outstanding, each Pledgor agrees (i) to cause Auna Lux and its Subsidiaries to comply with each of the negative covenants set forth in Sections 7.01 (Liens), 7.03 (Indebtedness), 7.08 (Transactions with Affiliates), 7.10 (Financial Covenants), 7.13 (Sanctions), 7.14 (Anti-Corruptions Laws) and 7.15 (Anti-Money Laundering Laws) of the New Term Loan Agreement (or any equivalent section in any agreement that replaces the New Term Loan Agreement in accordance with the definition thereof) and (ii) to cause each of the Loan Parties and their Restricted Subsidiaries not to (A) incur or otherwise become an obligor with respect to any Indebtedness owing to any Unrestricted Subsidiary, (B) Guarantee any Indebtedness of any Unrestricted Subsidiary, (C) make any loan or advance to, or any other Investment in, any Unrestricted Subsidiary, (D) merge with or into any Unrestricted Subsidiary, (E) Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Unrestricted Subsidiary or (F) Dispose of any of its property or assets to any Unrestricted Subsidiary. Solely for purposes of clause (ii) of the immediately preceding sentence, each capitalized term used in such clause (ii) has the meaning ascribed to such term in the New Term Loan Agreement.

(b) Each Pledgor shall not, and shall cause the Issuer not to, directly or indirectly, fund all or part of any repayment or prepayment of the Notes or discharge any obligations due or owing to any Purchaser under any Financing Document with proceeds derived from or otherwise directly or indirectly sourced (i) from any Sanctioned Person, (ii) from any activity prohibited under Sanctions, or (iii) otherwise in violation of Sanctions.

(c) Each Pledgor shall not permit Auna Lux to issue, sale, transfer or otherwise dispose of any Equity Interests of Auna Lux for cash, unless (i) at least 25% of the aggregate Equity Interests being issued, sold, transferred or otherwise disposed of in such transaction constitutes a secondary offering by, collectively, the Pledgors and the “Pledgors” as defined in the Note A Purchase Agreement on an aggregate basis, and (ii) the Net Cash Proceeds received by or on behalf of the Pledgors in connection with such secondary offering are applied to prepay the Notes in accordance with Section 8.6.

SECTION 13. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Issuer defaults in the payment of any principal, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Issuer fails to pay when and as required to be paid herein, any amount of accrued and unpaid interest, fees, expenses, other amounts or other Obligations under this Agreement or any other Financing Document, whether at the due date thereof or a date fixed for prepayment thereof or otherwise and such failure to pay continues unremedied for more than three (3) days after any such amount becomes due and payable; or

(c) an Event of Default (as such term, or any similar term or analogous concept, is defined in the relevant Existing Senior Debt Document) has occurred and is continuing under such Existing Senior Debt Document; or

(d) any representation or warranty made or deemed made by the Issuer or any Pledgor herein or in connection with this Agreement or any other Financing Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document required to be furnished pursuant to or in connection with this Agreement or any other Financing Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect (or, if qualified as to materiality, incorrect) when made or deemed made; or

(e) (i) the Issuer fails to perform or observe any term, covenant, condition or agreement contained in any of Section 7, Section 8.6, Section 9.3, Section 9.5, Section 9.6, Section 9.7, Section 9.8, or Section 10 or (ii) the Pledgors fail to perform or observe any covenant or agreement contained in Sections 11 (a), (b), (e), (f) or Section 12; or

(f) the Issuer or any Pledgor fails to perform or observe any other covenant, condition or agreement (not specified in subsection (a), (b) or (e) above) contained in any Financing Document to which it is a party on its part to be performed or observed and such failure has not been cured within 20 days after the earlier of (i) any Responsible Officer of the Issuer or such Pledgor, as the case may be, obtaining knowledge thereof and (ii) notice to the Issuer or such Pledgor from any Holder; or

(g) the Issuer (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, in respect of any Indebtedness or Guarantee (other than Indebtedness under the Financing Documents) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000, or (ii) fails to observe or perform, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(h) to the extent permitted by applicable Law, any of the Issuer, the Restricted Entities or the Pledgors institutes or consents to the institution of any Insolvency Event, proceeding, concurso mercantil or quiebra under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, provisional liquidator, restructuring officer, provisional restructuring officer, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, provisions liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 days; or any Insolvency Event under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 days, or an order for relief is entered in any such proceeding; or

(i) (A) to the extent permitted by applicable Law, any of the Issuer, any Restricted Entity or the Pledgors becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (B) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(j) any provision of any Financing Document for any reason shall cease to be valid, binding and enforceable in accordance with its terms (or the Issuer, Auna Lux or any other party (other than a Purchaser or Collateral Agent) to such Financing Documents shall challenge in writing the validity or enforceability of any Financing Documents); or

(k) the Collateral Agreements shall for any reason fail to create a valid and perfected first priority Lien in the Collateral, except as expressly permitted by the terms hereof or thereof, or the Collateral Agreements shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability thereof, or the Collateral Agents otherwise ceases for any reason to have a first priority perfected Lien in the Collateral (subject to no other Lien (other than Permitted Liens)), except, in each case, as expressly permitted by the terms of the Financing Documents or any failure resulting from any act, or failure to take any action within its control, by the Collateral Agents or, in each case, any of its agents; or

(l) there is entered against the Issuer (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(m) any Governmental Authority shall take any action to condemn, seize, nationalize, forfeit or appropriate any substantial portion of the property of the Issuer (either with or without payment of compensation), or the Issuer shall be prevented from exercising normal control over all or a substantial part of its property (and the same shall continue for 60 or more days); or

(n) any Governmental Authority shall issue any order, decree or resolution that limits, restricts, or prohibits the consummation of any of the Transactions; or

(o) any Governmental Authority shall, by moratorium laws or otherwise, cancel, suspend or defer the obligation of the Issuer to pay any principal, interest or any amount payable by any of them hereunder or under any other Financing Document when the same become due and payable hereunder or under any other Financing Document, and such cancellation, suspension or deferral shall continue for ten (10) or more consecutive days; or

(p) there shall be the imposition of any exchange controls, currency convertibility controls or currency transferability controls by any competent Governmental Authority, or any other action of a Governmental Authority, in each case that adversely affects the ability of the Issuer to comply with its obligations hereunder or under any other Financing Document; or

(q) Heredia Investments S.A.C. fails to repay in full all amounts outstanding under the Original Notes and the Original Loan within one (1) Business Day following the Issue Date.

SECTION 14. REMEDIES ON DEFAULT, ETC.

Section 14.1. Acceleration. If any Event of Default occurs and is continuing (other than an event described in Section 13(h) or Section 13(i), the Required Holders may take any and all of the following actions, at the same or different times: (a) declare the principal of and any accrued interest in respect of all the Notes and all Obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer and (b) instruct the applicable Agents to enforce all or any part of the Collateral in accordance with the terms hereof and the Collateral Agreements, and apply the proceeds thereof towards amounts accrued or outstanding under the Financing Documents; provided that, in case of any event described in Section 13(h) or Section 13(i), the principal of the Notes then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer; provided further that, nothing in the preceding sentence shall preclude the exercise of rights by the applicable Agents to enforce all or any part of the Collateral in accordance with the terms hereof and the Collateral Agreements. Upon the occurrence and the continuance of an Event of Default, the rate of interest applicable to the Notes as set forth in this Agreement shall be increased to the extent applicable in accordance with Section 1.2(c), and the Required Holders may exercise any rights and remedies provided under the Financing Documents (including the enforcement of any and all Liens in favor of the Collateral Agents pursuant to the Financing Documents) or at law or equity; provided further, that, notwithstanding anything herein in contrary, this shall not (i) prevent the commencement of an Insolvency Event or other proceeding under Debtor Relief Laws to commence with respect to the Issuer, whether voluntary or involuntary, (ii) be construed to mean that the purpose of any such provision is to prevent or create obstacles to prevent, directly or indirectly, that an Insolvency Event, proceedings, concurso mercantil or quiebra be commenced under any Debtor Relief Laws with respect to the Issuer, Auna Lux or any of its Subsidiaries, (iii) prohibit the Issuer, Auna Lux or any of its Subsidiaries from negotiating or entering into a restructuring agreement under any Debtor Relief Laws or (iv) impose any restrictions, prohibitions or unfavorable effects (efectos desfavorables) upon the Issuer, Auna Lux or any of its Subsidiaries for the negotiation or execution of a restructuring agreement under any Debtor Relief Law.

Section 14.2. Application of Proceeds. After the exercise of remedies provided for in Section 14.1 (or after the Notes have automatically become immediately due and payable pursuant to Section 14.1), any amounts received on account of the Obligations shall be applied in the following order (and the Required Holders shall direct each Collateral Agent in receipt of such proceeds to apply such proceeds in the following order):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents and amounts payable under Section 18) payable to the Agents in their respective capacities as such, including for payment of fees and expenses incurred in connection with the enforcement of rights or exercise of remedies;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Holders (including fees, charges and disbursements of counsel to the respective Holders amounts payable under Section 18), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Notes and other Obligations, ratably among the Holders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Notes and unpaid obligations under any Financing Document (to the extent not covered under clauses First through Third above), ratably among the Holders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Issuer or as otherwise required by Law or as a court of competent jurisdiction may direct.

Section 14.3. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 14.1, each Holder may proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

SECTION 15. TAXES.

(a) Any and all payments by or on account of any amounts to be paid by the Issuer under the Financing Documents or the Notes shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent (which in any event would be not the Calculation Agent), then the Issuer or the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such deduction or withholding is made on account of a Tax that is an Indemnified Tax, then the sum payable by the Issuer shall be assumed by the Issuer or be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 15(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Issuer shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Holder timely reimburse it for the payment of, any Other Taxes.

(c) As soon as practicable after any payment of Taxes by the Issuer to a Governmental Authority pursuant to this Section 15, the Issuer shall deliver to the Holder the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Holder.

(d) The Issuer shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from any payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Issuer by a Holder (with a copy to the Calculation Agent) or by the Calculation Agent on its own behalf or on behalf of a Holder, shall be conclusive absent manifest error.

(e) The Issuer shall indemnify the Holder within ten (10) days after demand thereof for any Taxes attributable to such Issuer’s failure to comply with the provisions of relating to the maintenance of a register pursuant to Section 16.1.

(f) If a Holder is entitled to an exemption from or reduction of withholding Tax with respect to payments made by or on account of any amounts to be paid by the Issuer under the Financing Documents or the Notes, it shall deliver to the Issuer and the Calculation Agent, at the time or times reasonably requested by the Issuer or the Calculation Agent, such properly completed and executed documentation reasonably requested by the Issuer or the Calculation Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, a Holder, if reasonably requested by the Issuer or the Calculation Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Issuer or the Calculation Agent as will enable the Issuer or the Calculation Agent to determine whether or not such Holder is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in such Holder’s reasonable judgment such completion, execution or submission would subject such Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Holder.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 15 (including by the payment of additional amounts pursuant to this Section 15(g)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of an indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g), the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) The indemnification that the Issuer should pay to the Holder as stipulated in this Section 15 shall not apply to the extent that the payment of the Taxes is (i) compensated for by an increased payment under Section 15(a) or (ii) in respect of an amount of any Luxembourg registration duties (droits d’ enregistrement) in Luxembourg when such registration duties relate to a voluntary registration which is not required to maintain, preserve, establish, enforce or otherwise assert the rights of the parties under the Financing Documents.

(a) The Issuer and the Holder agree the treat the Notes as issued with original issue discount for U.S. federal income tax purposes. The Notes shall bear a legend that states: “This Note has been issued with original issue discount (as defined in § 1273(a) of the Internal Revenue Code of 1986, as amended, and U.S. Treasury Regulation § 1.1273-1 promulgated thereunder). The Holder hereof can obtain the information described in U.S. Treasury Regulation § 1.1273-3 by writing to: Rafael Rivas at Av. Jorge Basarde No. 310, Piso 7, San Isidro, Lima, Peru.

(b) The obligations of each party under this Section 15 shall survive the resignation or replacement of the Calculation Agent or any assignment by or replacement of an Issuer, the payment, termination or transfer of any obligation under the Financing Documents, and the provisions of this Section 15 shall also apply to successive transferees of the Notes.

SECTION 16. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 16.1. Registration of Notes. The Issuer shall keep at its principal executive office a register for the registration of transfers of Notes delivered to it. The name and address of each Holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any Holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and Holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement or any other Financing Document. Absent manifest error, the Person in whose name any Note shall be registered shall be conclusively deemed and treated as the owner and Holder thereof for all purposes hereof, and the Issuer shall not be affected by any notice or knowledge to the contrary. The register shall be available for inspection by the Issuer and any Holder, at any reasonable time and from time to time upon reasonable prior notice.

Section 16.2. Transfer and Exchange of Notes.

(a) Upon surrender of any Note to the Issuer at the address and to the attention of the designated officer (all as specified in Section 21(a)(v)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered Holder of such Note or such Holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Issuer shall execute and deliver, at the Issuer’s expense (except as provided below), one or more new Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such Holder may request and shall be substantially in the form of Schedule 1 (Form of Senior Secured Floating Rate Note due 2027). Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Issuer may refuse to register any such transfer of Notes that is not in compliance with Section 16.2(b).

(b) Any Holder may at any time transfer to one or more Persons all or a portion of its Notes in a minimum aggregate amount of not less than $5,000,000; provided that, any such assignment shall be communicated to the Issuer in accordance with Section 16.2(a) and subject to the following conditions:

(i) Notes shall not be transferred in denominations of less than $1.00, provided that, if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than $1.00;

(ii) The prior written consent of the Issuer (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such transfer or (y) such transfer is to an Eligible Transferee; provided that, the Issuer shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to such Holder within five (5) Business Days after having received notice thereof;

(iii) Notes shall not be transferred to (x) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), (y) any Person that such Holder does not reasonably believe is a Qualified Person or (z) a Disqualified Entity unless an Event of Default has occurred and is continuing at the time of such transfer (other than any Disqualified Entity under prong (i) of the definition thereof). Any transferee, on its own behalf and on behalf of each account for which it is purchasing the Notes, will be required to deliver transfer documentation that is satisfactory to the Issuer, make the representations and agreements set forth in Section 6.2 and Annex II hereof, and agree in writing to adhere to the restrictions on transfer of Notes set forth in this Section 16.2(b);

(iv) Notes must be transferred to a Qualified Institutional Buyer in compliance with Rule 144A under the Securities Act or pursuant to offers and sales that occur outside the United States in compliance with Regulation S under the Securities Act and in each case, in accordance with any applicable securities laws of the United States and any state or other jurisdiction of the United States; and

(v) at any time prior to the occurrence and continuance of an Event of Default, any assignment of the Notes shall only be permitted to the extent that, concurrently with the making of any such assignment by any Holder, such Holder also makes a pro rata assignment of its A Notes.

Section 16.3.  Replacement of Notes. Upon receipt by the Issuer at the address and to the attention of the designated officer (all as specified in Section 21(a)(v)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)

in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that, if the Holder of such Note is, or is a nominee for, an original Purchaser or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 17.  PAYMENTS ON NOTES.

Section 17.1.  Place of Payment. Subject to Section 17.2, payments of principal, Make-Whole Premium or Prepayment Fee, if any, and interest becoming due and payable on the Notes shall be made in George Town, Grand Cayman, Cayman Islands at the principal office of Enfoca Asset Management Ltd. in such jurisdiction. The Issuer may at any time, by notice to each Holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Issuer in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 17.2.  Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the Holder of any Note, and notwithstanding anything contained in Section 17.1 or in such Note to the contrary, the Issuer will pay all sums becoming due on such Note for principal, Make-Whole Premium or Prepayment Fee, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Issuer in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Issuer made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Issuer at its principal executive office or at the place of payment most recently designated by the Issuer pursuant to Section 17.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Issuer in exchange for a new Note or Notes pursuant to Section 16.2. The Issuer will afford the benefits of this Section 17.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 17.2.

Section 17.3. Payments Generally.

(a)  All payments to be made by the Issuer hereunder and the other Financing Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all such payments shall be made to the respective Holders in accordance with Section 17.2 in immediately available funds not later than 12:00 noon (New York City time) on the date specified herein. All amounts received by the Holders after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. If any payment to be made by the Issuer shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein, all payments hereunder or under any other Financing Document shall be made in Dollars.

(b)  Subject to Section 14.2, if at any time insufficient funds are received by and available to the Holders to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 17.4.  Sharing of Payments. If any Holder shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Notes or other obligations hereunder resulting in such Holder receiving payment of a proportion of the aggregate amount of its Notes and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Holder receiving such greater proportion shall (a) notify the other Holders of such fact, and (b) purchase (for cash at face value) participations in the Notes and such other obligations of the other Holders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Holders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Notes and other amounts owing them; provided that

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Issuer pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Holder as consideration for the assignment of or sale of a participation in any of its Notes to any assignee or participant, other than to the Issuer, the Pledgors, Auna Lux or any of their respective Subsidiaries thereof (as to which the provisions of this paragraph shall apply).

The Issuer consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Holder acquiring a participation pursuant to the foregoing arrangements may exercise against the Issuer rights of setoff and counterclaim with respect to such participation as fully as if such Holder were a direct creditor of the Issuer in the amount of such participation.

SECTION 18. EXPENSES, ETC.

Section 18.1.  Transaction Expenses. The Issuer shall pay (a) all reasonable and documented, out-of-pocket expenses incurred by the Purchasers and the Agents, including the reasonable fees, charges and disbursements of one counsel for each of the Purchasers and the Collateral Agents in each relevant jurisdiction and solely in the case of an actual or perceived conflict of interest, of one other firm or counsel for such affected Purchaser or Collateral Agent, in connection with the Notes, including, without limitation, the preparation and administration of the Financing Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), subject, in each case, to any separate fee arrangements agreed between the Issuer and any such counsel and (b) all documented, out-of-pocket expenses incurred by the Purchasers, including the fees, charges and disbursements of one counsel for the Purchasers in each relevant jurisdiction, in connection with the enforcement, collection or protection of its rights in connection with the Financing Documents, and the defense and enforcement of the security interests created by the Collateral Agreements, collection of the Secured Obligations (as defined in the Collateral Agreements), and defense, enforcement and collection of the Collateral, including its rights under this Section 18, or in connection with the Notes issued pursuant to this Agreement, including all reasonable and documented, out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Notes.

Section 18.2.  Indemnification. The Issuer shall indemnify the Purchasers and the Agents (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (which shall be limited to one counsel per jurisdiction for such Indemnitee and solely in the case of an actual or perceived conflict of interest, of one other firm or counsel for such affected Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Issuer or any Related Party of the Issuer arising out of, in connection with, or as a result of (a) the preparation, negotiation, execution, delivery or administration of this Agreement, any other Financing Documents or any agreement or instrument contemplated hereby or thereby (which, in each case, shall not include any hedging activity by such Indemnitee related to the Transactions or any other transaction entered into by such Indemnitee), the performance by the parties hereto of their respective obligations hereunder or thereunder, the enforcement or protection of their rights hereunder and thereunder or the consummation of the transactions contemplated by this Agreement, any other Financing Documents or any agreement or instrument contemplated hereby or thereby, (b) the Notes or the use or proposed use of the proceeds therefrom or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer or any Related Party of the Issuer, and regardless of whether any Indemnitee is a party thereto; provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties as determined by a final and non-appealable judgement by a court of competent jurisdiction. For the avoidance of doubt, this Section 18.2 shall survive the termination, resignation or removal of the Indemnitees, as the case may be, and it does not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 18.3. Damage Waiver. To the fullest extent permitted by applicable Law, the Issuer shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Documents or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Notes or the use of the proceeds thereof; provided that, nothing in this Section 18.3 shall relieve the Issuer of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee referred to in Section 18.2 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby, except to the extent such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

Section 18.4.  Payments. All amounts due under this Section 18 shall be payable promptly and in any event not later than five (5) Business Days after demand therefor.

Section 18.5.  Survival. The obligations of the Issuer under this Section 18 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any other Financing Document or the Notes, and the termination of this Agreement.

SECTION 19. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent Holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other Holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Issuer pursuant to this Agreement shall be deemed representations and warranties of the Issuer under this Agreement. Subject to the preceding sentence, this Agreement, any other Financing Document and the Notes embody the entire agreement and understanding between each Purchaser and the Issuer and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 20. AMENDMENT AND WAIVER.

Section 20.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Issuer and the Required Holders, except that:

(a) no amendment or waiver of any of Sections 1, 2, 3, 4, 16.2, 22, 25.6 or 25.7, or any defined term (as it is used therein), will be effective as to any Holder unless consented to by such Holder in writing;

(b) no amendment or waiver may, without the written consent of each Holder of each Note at the time outstanding, (i) subject to Section 14 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Premium or Prepayment Fee, (ii) change the percentage of the principal amount of the Notes the Holders of which are required to consent to any amendment or waiver, (iii) amend any of Section 8 (except as set forth in Section 20.1(c) below), 13(a), 13(b), 14, 15, 20 23, 25.8, (iv) release the Issuer, Auna Lux or any Pledgor from a Collateral Agreement (other than pursuant to the terms of such Collateral Agreement), or the release of all or substantially all of the Collateral from the Lien of the Collateral Agreement other than pursuant to the terms of the Financing Documents, (v) change Section 17.3 or Section 17.4 in a manner that would alter the pro rata sharing of payments required thereby or (vi) subordinate the Obligations to any other Indebtedness for borrowed money or subordinate the Liens granted to the Collateral Agents (for the benefit of the Holders) in the Collateral to the Liens securing any other Indebtedness for borrowed money; and

(c) Section 8.8 may be amended or waived to permit offers to purchase made by the Issuer or an Affiliate pro rata to the Holders of all Notes at the time outstanding upon the same terms and conditions only with the written consent of the Issuer and the Super-Majority Holders.

Notwithstanding the foregoing, any term hereof or of the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), by the Required Holders if such term is specifically designated in this Agreement as requiring approval by the Required Holders.

Section 20.2. Solicitation of Holders of Notes.

(a) Solicitation. The Issuer will provide each Holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, any other Financing Document or of the Notes. The Issuer will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 20 to each Holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders of Notes.

(b) Payment. The Issuer will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Holder of a Note as consideration for or as an inducement to the entering into by such Holder of any waiver or amendment of any of the terms and provisions hereof or of any other Financing Document or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Holder of a Note even if such Holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 20 by a Holder of a Note that has transferred or has agreed to transfer its Note to (i) the Issuer, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Issuer and/or any of its Affiliates (either pursuant to a waiver under Section 20.1(c) or subsequent to Section 8.9 having been amended pursuant to Section 20.1(c)), in each case in connection with such consent, shall be void and of no force or effect except solely as to such Holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other Holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such Holder.

Section 20.3.  Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 20 applies equally to all Holders of Notes and is binding upon them and upon each future Holder of any Note and upon the Issuer without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Issuer and any Holder of a Note and no delay in exercising any rights hereunder or under any other Financing Document or any Note shall operate as a waiver of any rights of any Holder of such Note.

Section 20.4.  Notes Held by Issuer, Etc. Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any other Financing Document or the Notes, or have directed the taking of any action provided herein or in any other Financing Document or the Notes to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Issuer or any of its Affiliates shall be deemed not to be outstanding.

SECTION 21. NOTICES; ENGLISH LANGUAGE.

(a) Except to the extent otherwise provided in Section 7.2, all notices and communications provided for hereunder shall be in writing and sent (x) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized commercial delivery service (charges prepaid) or (y) by an internationally recognized commercial delivery service (charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Issuer, Calculation Agent and Luxembourg Collateral Agent in writing,

(ii) if to the Calculation Agent, to the Calculation Agent at TMF Group New York, LLC, 10 Grand Central, 155 E. 44th Street, Suite 905, New York, NY 10017, to the attention of David Johnson and Janice Nelson or at such other address as the Calculation Agent shall have specified to the Holder of each Note, the Luxembourg Collateral Agent and the Issuer in writing,

(iii) if to the Luxembourg Collateral Agent, to the Luxembourg Collateral Agent at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, to the attention of the Capital Markets Services team, or at such other address as the Luxembourg Collateral Agent shall have specified to the Holder of each Note, the Calculation Agent and the Issuer in writing,

(iv) if to any other Holder of any Note, to such Holder at such address as such other Holder shall have specified to the Issuer, the Calculation Agent and the Luxembourg Collateral Agent in writing, or

(v) if to the Issuer, to the Issuer at Av. Jorge Basarde No. 310, Piso 7, San Isidro, Lima, Peru, to the attention of Rafael Rivas or at such other address as the Issuer shall have specified to the Holder of each Note in writing, the Calculation Agent and the Luxembourg Collateral Agent.

Notices under this Section 21 will be deemed given only when actually received.

(b) Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof.

SECTION 22. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Issuer agrees and stipulates that, to the extent permitted by applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 22 shall not prohibit the Issuer or any other Holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 23. CONFIDENTIAL INFORMATION.

Each Purchaser agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel, insurers, reinsurers, brokerage companies and brokers and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the same extent as provided herein and the disclosing person shall be responsible for any breaches of this provision by the receiving Person), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority) having or asserting jurisdiction over such Purchaser (in which case the disclosing party agrees to inform Issuer promptly of such disclosure, unless such notice is prohibited by applicable Law and except in connection with any request as part of a regulatory examination), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the disclosing party agrees to inform Issuer promptly of such disclosure to the extent permitted by law and except in connection with any request as part of a regulatory examination), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement (including, for the avoidance of doubt, providing the list of Disqualified Entities to such prospective assignees) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Issuer and its obligations, (g) with the consent of Issuer, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to such Purchaser on a non-confidential basis from a source other than Issuer or (i) to the extent authorized under the laws of the Cayman Islands, to (x) any Governmental Authority or other Person to which banking secrecy may not be opposed pursuant to any applicable law, regulation, case law, court order or rules of any relevant stock exchange and (y) any Relevant Person only if the Purchaser deems such disclosure to be necessary or desirable for (A) the carrying out of its duties, obligations, commitments and banking activities and/or (B) purposes of its internal cross-selling, assets & liabilities and risk management policy. For the purposes of this Section “Information” means all information received from Issuer relating to the Issuer or Auna Lux or their respective business hereunder or pursuant hereto, other than any such information that is available to a Purchaser on a non-confidential basis prior to disclosure by Issuer and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 24. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Issuer, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 24), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Issuer of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 24), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original Holder of the Notes under this Agreement.

SECTION 25. MISCELLANEOUS.

Section 25.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent Holder of a Note) whether so expressed or not, except that the Issuer may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each Holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 25.2. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with IFRS. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with IFRS, and (ii) all financial statements shall be prepared in accordance with IFRS. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Issuer to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 25.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 25.4. Construction, Etc.. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 16, (b) subject to Section 25.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to any entity incorporated or established in Luxembourg and unless the contrary intention appears, a reference to:

(a)

a “winding-up”, “administration”, “reorganization” or “dissolution” includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), administrative dissolution without liquidation (dissolution administrative sans liquidation), reprieve from payment (sursis de paiement), judicial reorganisation (réorganisation judiciaire) or, reorganization by amicable agreement (réorganisation par accord amiable) pursuant to the Luxembourg law of 7 August 2023 on business continuity, restructuring and the modernization of the bankruptcy regime, general settlement with creditors or similar laws or proceedings affecting the rights of creditors generally;

(b)

“commencing negotiations with two or more of its creditors with a view to rescheduling any of its indebtedness” includes any negotiations with that purpose conducted in order to reach an amicable agreement (accord amiable);

(c)	an “agent” includes, without limitation, a “mandataire”;

(d)

a “receiver”, “liquidator”, “administrative receiver”, “administrator” or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur, curateur, conciliateur d’entreprise, mandataire de justice, administrateur provisoire or any other person performing the same function of each of the foregoing;

(e)	a “matured obligation” includes, without limitation, any exigible, certaine and liquide obligation;

(f)

a “security” or a “security interest” includes, without limitation, any mortgage (hypothèque), nantissement, gage, privilege (privilège), reservation of title arrangement (droit de rétention), real security (sûreté réelle), promissory mortgage and any transfer by way of security (transfert de propriété à titre de garantie) whatsoever whether granted or arising by operation of law, as well as any agreement or arrangement having a similar effect;

(g)

a “guarantee” includes any garantie which is independent from the debt to which it relates (garantie à première demande) and any suretyship (cautionnement) within the meaning of Articles 2011 et seq. of the Luxembourg Civil Code;

(h) a

company being “incorporated” or “established” in Luxembourg or of which its jurisdiction of incorporation or establishment is Luxembourg, means that such company has its principal place of business (principal établissement) and the seat of its central administration (siège de l’administration centrale) in Luxembourg;

(i)

a person being “unable to pay its debts” includes, without limitation, that person being in a state of cessation of payments (cessation de paiements) or having lost its creditworthiness (ébranlement de crédit);

(j)	an “attachment” includes a saisie;

(k)	“creditors’ process” means an executory attachment (saisie exécutoire) or a conservatory attachment (saisie conservatoire);

(l)	a “set-off” includes, for purposes of the laws of the Grand Duchy of Luxembourg, legal set-off;

(m)

“by-laws” or “constitutional documents” includes its up-to-date (restated) articles of association (statuts) or limited partnership agreement, statuts and extrait du Registre de Commerce et des Sociétés, Luxembourg; and

(n)	a “director”, “officer” or “manager” includes a gérant or an administrateur.

(o)

Reference herein to a Cayman Islands exempted limited partnership taking any action, holding or dealing with any property or having or exercising any power shall be to such exempted limited partnership acting through its general partner or its ultimate general partner (where applicable).

Section 25.5. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4, this Agreement shall become effective when it shall have been executed by each of the parties hereto and when each of the parties hereto shall have received counterparts hereof, which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Financing Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 25.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 25.7. Jurisdiction and Process; Waiver of Jury Trial. The Issuer and each Pledgor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable Law, the Issuer and each Pledgor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(a) The Issuer and each Pledgor agrees, to the fullest extent permitted by applicable Law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 25.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(b) The Issuer and each Pledgor consents to process being served by or on behalf of any Holder of Notes in any suit, action or proceeding of the nature referred to in Section 25.7(a) by mailing a copy thereof by registered, certified, priority or express mail, postage prepaid, return receipt or delivery confirmation requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 21, to the Process Agent, as its agent for the purpose of accepting service of any process in the United States. The Issuer and each Pledgor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable Law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service. If the Process Agent shall cease to serve as agent for the Issuer and/or each Pledgor to receive service of process hereunder, the Issuer and/or each Pledgor, as applicable, shall promptly appoint a successor agent reasonably satisfactory to the Required Holders.

(c) Nothing in this Section 25.7 shall affect the right of any Holder of a Note to serve process in any manner permitted by law or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) The Issuer and each Pledgor hereby irrevocably appoints the Process Agent to receive for it, and on its behalf, service of process in the United States.

(e) Nothing herein shall in any way be deemed to limit the ability of any agent or any holder of Notes to serve any such writs, process or summonses in any other manner permitted by applicable Law or to obtain jurisdiction over the Issuer and each Pledgor in such other jurisdictions, and in such manner, as may be permitted by applicable Law.

(f) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 25.8. Obligation to Make Payment in Dollars. Any payment on account of an amount that is payable hereunder or under the Notes in Dollars which is made to or for the account of any Holder in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Issuer, shall constitute a discharge of the obligation of the Issuer under this Agreement or the Notes only to the extent of the amount of Dollars which such Holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Dollars that could be so purchased is less than the amount of Dollars originally due to such Holder, the Issuer agrees to the fullest extent permitted by law, to indemnify and save harmless such Holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such Holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

Section	25.9. Termination and Release.

(a) Upon the payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted or accrued), subject to the terms of this Agreement, the Holders shall direct each Collateral Agent pursuant to the terms hereof to release the Lien on the Collateral in accordance with the terms of the Cayman Security Agreement, the Luxembourg Pledge Agreement and the other Financing Documents and all obligations thereunder (other than those expressly stated to survive such termination) of the Issuer and terminate the applicable Collateral Agent.

(b) At the request and sole expense of the Issuer following any terminations described in this Section 25.9, the Holders shall direct the applicable Collateral Agent to execute and deliver to the Issuer such documents as the Issuer shall reasonably request to evidence such termination, including terminating the Cayman Security Agreement, the Luxembourg Pledge Agreement and any other Collateral Agreement. The Collateral Agents’ Lien on the applicable Collateral shall be released in accordance with their terms upon any other disposition permitted under the Financing Documents.

Section 25.10. Collateral Agents. The parties hereto hereby acknowledge and agree that:

(a) the Luxembourg Collateral Agent will be appointed and/or replaced pursuant to the terms of this Agreement and the Luxembourg Pledge Agreement and will have the rights and obligations set forth herein and therein; and

(b) the Cayman Collateral Agent will be appointed pursuant to the terms of this Agreement and the Cayman Security Agreement and will have the rights and obligations set forth herein and therein.

Section 25.11. Agents and Appointment.

(a)  Appointment.

(i) Each of the Holders hereby irrevocably appoints (1) TMF Group New York LLC to act as the Calculation Agent hereunder, (2) TMF Luxembourg S.A. to act as Luxembourg Collateral Agent hereunder and pursuant to the Luxembourg Security Documents to which it is party and (3) TMF (Cayman) Ltd. to act as the Cayman Collateral Agent pursuant to the Cayman Security Documents to which it is party, and irrevocably authorizes and directs each such Person, to (I) in the case of each of TMF Group New York, LLC, TMF Luxembourg S.A. and TMF (Cayman) Ltd. in its capacity as Calculation Agent and as Collateral Agent to execute this Agreement, and in its capacity as a Collateral Agent, to execute for the benefit of the Secured Parties the Luxembourg Security Documents and the Cayman Security Agreement, respectively, (II) execute, deliver and perform the obligations, if any, as Calculation Agent pursuant to this Agreement, Luxembourg Collateral Agent pursuant to the terms hereof and the Luxembourg Security Documents and the Cayman Collateral Agent pursuant to the terms hereof and the Cayman Security Agreement, as applicable, (III) take such action as it is directed to take by the Required Holders pursuant to the provisions of this Agreement and the Financing Documents, and (IV) exercise such powers as are delegated to such Agent by the terms hereof or the applicable Collateral Agreements, together with such actions and powers as are incidental thereto. TMF Group New York LLC, as Calculation Agent under this Agreement as of the date hereof, hereby accepts such appointment upon the terms and conditions hereof and agrees to act as the Calculation Agent. TMF Luxembourg S.A., as Luxembourg Collateral Agent under the Luxembourg Security Documents as of the date hereof, hereby accepts such appointment upon the terms and conditions hereof and the Luxembourg Security Documents and agrees to act as the Luxembourg Collateral Agent. TMF (Cayman) Ltd., as Cayman Collateral Agent under the Cayman Security Agreement as of the date hereof, hereby accepts such appointment upon the terms and conditions hereof and the Cayman Security Agreement and agrees to act as the Cayman Collateral Agent.

(ii) The provisions of this Section are solely for the benefit of the Agents and the Holders, and none of the Issuer, the Pledgors or any of the Restricted Entity shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Financing Documents (or any other similar term) with reference to an Agent is not intended to connote any fiduciary duty or other implied (or express) obligations.

(iii) For the avoidance of any doubt, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Financing Documents to which each Agent is a party with respect to such respective capacities, and its duties hereunder and thereunder shall be administrative in nature.

(b) Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the applicable Collateral Agreement to which each Agent is party. Without limiting the generality of the foregoing, the Agents shall not:

(i) be subject to any fiduciary or other implied (or express) duties;

(ii) have any duty to take any discretionary action or exercise any discretionary powers, provided that the Agents shall not be required to take any action that, in their opinion or the opinion of their counsel, may expose such Agent to liability or that is contrary to this Agreement or any other Financing Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Laws, whether or not such action has been directed by the Required Holders or any other Secured Party, as applicable, in accordance with the terms hereof;

(iii) have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Auna Lux or any of its Affiliates that is communicated to or obtained by the either Agent or any of its affiliates in any capacity;

(iv) have any responsibility for (1) the creation or perfection, or the continuation of the creation or perfection, of any enforceable right, security interest or other Lien on any property, except as directed by the Required Holders, (2) the maintenance or upkeep of any property, (3) any description of any property in any document, (4) whether any such description reflects correctly the property in which the Secured Parties intend the Agents to have an enforceable right, Lien or other security interest under the Collateral Agreements or (5) the filing of any financing statement or other document or updating of any statutory registers of the Issuer, except as directed by the Required Holders;

(v) be required to become (whether legally (or of record) or beneficially or both) a member of any limited liability company, partner of any partnership, shareholder of any corporation or title holder or owner with respect to any other property in connection with the exercise of any remedy with respect to collateral security;

(vi) be required to expend or risk its own funds or incur any liability in connection with its performance of any duty or exercise of any right or power hereunder or under the applicable Collateral Agreements, and may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense;

(vii) be liable for interest on any money received by it or required to segregate any funds held by it pursuant hereto or to the applicable Collateral Agreements from other funds, except to the extent required by law;

(viii) be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers conferred upon it by this Agreement or the applicable Collateral Agreements; and

(ix) in the event of any dispute concerning any funds held by it hereunder or under the Collateral Agreements, deposit such funds with any court having jurisdiction in an interpleader proceeding and, following such deposit, shall have any further liability, duty or obligation with respect to such funds.

No Agent shall be liable for any action taken or not taken by it in its respective capacities

(1) with the consent or at the request of the Required Holders (or such other number or percentage of the Holders as shall be necessary, or as any Agent, as the case may be, shall believe shall be necessary, under the circumstances as provided in Section 20), or (2) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Issuer agrees to pay to each of the Agents such fees and expenses (including counsels’ fees and expenses) of each Agent as may be separately agreed in writing and pursuant to the terms of Section 18.2.

(c) Compensation. The Issuer will pay to each Agent for its acceptance of this Agreement, the other Financing Documents and rendering services hereunder and thereunder such compensation as the Issuer and the respective Financing Document shall from time to time agree in writing. The Issuer also will reimburse each Agent upon request for all reasonable and documented disbursements, advances and expenses incurred by it. Such expenses shall include the reasonable compensation, disbursements and expenses of each Agent’s agents, sub-agents and counsel.

(d)  Resignation of Agent.

(i) Any Agent may at any time resign as Agent subject to its delivery of written notice of its resignation to the Holders and the Issuer. Upon receipt of any such notice of resignation, the Required Holders, shall have the right, after consultation with the Issuer, to appoint a successor; provided that no successor to which the Issuer reasonably objects shall be so appointed. If no such successor shall have been so appointed by the Required Holders, or no successor shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, at the sole cost and expense of the Issuer, (A) on behalf of the Secured Parties, appoint a successor agent meeting the qualifications set forth in this Section 25.11(d) or (b) may petition any U.S. court of competent jurisdiction for the appointment of a successor collateral agent. The retiring Agent will fulfill its obligations hereunder for a period of 90 (ninety) calendar days or at any prior date until a successor collateral agent meeting the requirements of this Section 25.11(d) has accepted its appointment as Agent. In connection with any resignation of the Agent pursuant to and in accordance with this Section 25.11(d), after a notice period of 90 (ninety) calendar days or any prior date upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder, under the applicable Collateral Agreements and under the other Financing Documents to which it is a party and shall have no further liability with respect thereto.

(ii) Any Agent may be removed for any reason at the discretion of the Requisite Holders, and subject to the delivery of written notice of such removal to such Agent, in which case such Agent’s removal shall immediately become effective, and the Required Holders shall assume and perform all of the duties of the relevant Agent hereunder until such time, if any, as the Required Holders, appoint a successor as provided for above. In connection with any removal of any Agent pursuant to and in accordance with this Section 25.11(d), immediately upon the effectiveness of any such removal, the removed Agent shall be discharged from all of its duties and obligations as Agent hereunder and under the other Financing Documents to which it is a party and shall have no further liability with respect thereto.

(iii) After the retiring Agent’s resignation or removal hereunder, the provisions of this Section 25.11 and Section 18 shall continue in effect for the benefit of such retiring Agent and its Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 25.12. No Immunity. To the extent that the Issuer may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Financing Document or to which the Issuer is a party, to claim for itself or its properties, assets or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any other Financing Document to which the Issuer is a party, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Issuer hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

SECTION 26. DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“A Notes” means the notes issued pursuant to the Note A Purchase Agreement.

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the voting stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Issuer.

“Agents” means the Calculation Agent, the Collateral Agents and any collateral agent or similar term under the Collateral Agreements and the applicable Financing Documents, and each of its successors.

“Agreement” means this Note Purchase Agreement, including all annexes and schedules attached to this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Issuer or any Pledgor, as the case may be, from time to time concerning or relating to bribery or corruption, including, without limitation, Articles 397o, 397-A, and 398o, of Section IV of Chapter II of Title XVIII of the Peruvian Código Penal, Peruvian Legislative Decree No. 635; Law No. 30424 (as amended by Legislative Decree No. 1352 and Law No. 30835) and Supreme Decree No 002-2019-JUS, Legislative Decree No. 1385 (Decreto Legislativo mediante los cuales se incorporan al Código Penal los artículos 241-A y 241-B que sanciona los actos de corrupción entre privados), Peruvian Law No. 30737, Peruvian Supreme Decree No. 096-2018-EF, and the Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means all laws of any jurisdiction applicable to the Issuer or any Pledgor, as the case may be, from time to time concerning or relating to anti-money laundering and anti-terrorism financing, including, without limitation, Peruvian Legislative Decree No. 1106, Peruvian Law No. 27693, Peruvian Law No. 29038, Peruvian Supreme Decree No. 020-2017-JUS, Peruvian Law Decree No. 25475, Peruvian Criminal Code (Código Penal), the Peruvian regulations issued by the Peruvian Superintendency of Banks, Insurance and Private Pension Fund Administrators (Superintendencia de Banca, Seguros y Administradoras Privadas de Fondos de Pensiones) regarding or relating to terrorism financing or money laundering, and the Bribery Act 2010 and the rules and regulations thereunder.

“Approved Fund” means any Person (other than a natural person), which is not a Disqualified Entity, that is engaged in making, purchasing, holding or investing in debt securities and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Purchaser, (b) an Affiliate of a Purchaser or (c) an entity or an Affiliate of an entity that administers or manages a Purchaser.

“Auna Indenture” means the indenture, dated as of December 18, 2023, entered into among Auna Lux, as issuer, the guarantors listed therein and Citibank, N.A., as trustee, paying agent, registrar and transfer agent (as the same may be amended or supplemented from time to time).

“Auna Lux” means Auna S.A., a société anonyme (public limited liability company) incorporated and existing under the laws of the Grand Duchy of Luxembourg with registered office at 6, rue Jean Monnet, L - 2180 Luxembourg, registered with the Registre de Commerce et des Sociétés, Luxembourg under number B 267590.

“Auna Mexico” means Grupo Salud Auna México, S.A. de C.V., an openly held corporation (sociedad anónima de capital variable) incorporated and existing under the laws of Mexico.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 1.4(d).

“Base Rate” means, for any day, a fluctuating rate or interest per annum equal to the highest of (a) the Federal Funds Rate in effect for such day plus 1/2 of 1%, (b) the Prime Rate in effect on such day and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Federal Funds Rate, the Prime Rate or Term SOFR shall be effective from and including the effective date of such change in the Federal Funds Rate, the Prime Rate or Term SOFR, respectively.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.4(a).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Required Holders, in consultation with the Issuer, for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Required Holders and the Issuer giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated business loans and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Financing Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Required Holders, in consultation with Issuer, and the Issuer giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated business loans at such time.

“Benchmark Replacement Date” means a date and time determined by the Issuer and the Required Holders, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that, such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 1.4(a) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 1.4.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrowers” means Auna Lux and Grupo Salud Auna México, S.A. de C.V., an openly held corporation (sociedad anónima de capital variable) incorporated and existing under the laws of Mexico.

“Business Day” means any day other than any day that is a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of any of New York, United States of America, the Cayman Islands, Luxembourg and Peru.

“Calculation Agent” is defined in Section 1.3.

“Capital Lease Obligations” of any Person, means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with IFRS. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with IFRS, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however denominated) of such Person’s capital stock whether now outstanding or issued after the date of this Agreement.

“Cayman Collateral Agent” means TMF (Cayman) Ltd. and any successor appointed pursuant to the Cayman Security Agreement.

“Cayman Security Agreement” means the Cayman Islands law governed equitable share mortgage, dated as of June 26, 2025, among those entities or persons identified therein as mortgagors and the Cayman Collateral Agent, to secure the Obligations, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatoryauthorities, in each case pursuant to Basel III or CRD IV and the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of (i) Auna Lux and its Subsidiaries taken as a whole or (ii) the Issuer, in each case of the foregoing clauses (i) and (ii), to any Person (including any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act or any successor provisions to other of the foregoing)) other than to one or more Permitted Holders; or

(b) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a Permitted Holder) becomes the “beneficial owner” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of Auna Lux; or

(c) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a Permitted Holder) becomes the “beneficial owner” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), directly or indirectly, of any Equity Interest in the Issuer; or

(d) the Issuer enters into any management, partnership, profit sharing, joint-venture or royalty agreement or other similar arrangement whereby the Issuer’s business or operations are managed by, or a significant part of its net income or profits shared with, any Person other than Permitted Holders.

“Change of Control Offer” is defined in Section 8.2(h).

“Class B Shares” means the class B ordinary shares of Auna Lux.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means the property of any Person from time to time subject to the Cayman Security Agreement and the Luxembourg Pledge Agreement as security, inter alia, for the Obligations.

“Collateral Account” means the “Collateral Account” to be specified in the Security and Account Control Agreement.

“Collateral Agents” means, collectively, the Cayman Collateral Agent and the Luxembourg Collateral Agent.

“Collateral Agreements” means the Cayman Security Agreement, the Luxembourg Pledge Agreement, each other security agreement, pledge agreement, deposit or securities account control agreement, cash collateral account control agreement or other similar agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Holders or any agent acting on their behalf, and each document delivered and executed in connection with any of the foregoing, in each case, and any amendment, modifications or supplements thereto.

“Collateral Release LTV Ratio” has the meaning specified in the Fee Letter.

“Collateral Requirement” means, at any time with respect to any Collateral, that all steps required under applicable Law or reasonably requested by the Required Holders to ensure that the Liens under the Collateral and the Collateral Agreements, as the case may be, creates a valid and perfected first priority Lien (subject only to Permitted Liens) on such Collateral in favor of the Secured Parties, as applicable, shall have been taken.

“Collateral Shares” means the Class B Shares or, as the case may be, the Newly Issued Class A Shares of Auna Lux pledged from time to time by the Pledgors to the Luxembourg Collateral Agent pursuant to the Luxembourg Pledge Agreement.

“Competitor” means any Person that is primarily engaged in the business of owning and operating hospitals and/or providing healthcare services or insurance in Mexico, Colombia and/or Peru and any Affiliate of such Person.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Issuer and the Required Holders decide may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Required Holders in a manner substantially consistent with market practice (or, if the Issuer and the Required Holders decide that adoption of any portion of such market practice is not administratively feasible or if the Issuer and the Required Holders determine that no market practice for the administration of any such rate exists, in such other manner of administration as the Issuer and the Required Holders decide is reasonably necessary in connection with the administration of this Agreement).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Calculation Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for Dollar-denominated syndicated business loans; provided that, if the Calculation Agent decides that any such convention is not administratively feasible for the Calculation Agent, then the Issuer and the Required Holders may establish another convention.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, Luxembourg Bankruptcy laws and the Peruvian Bankruptcy Law (Ley General del Sistema Concursal), Peruvian Law No. 27809, as amended from time to time, and all other liquidation, conservatorship, bankruptcy, concurso mercantil, quiebra, assignment for the benefit of creditors, moratorium, rearrangement, receivership, restructuring, insolvency, reorganization, or similar debtor relief Laws of Peru, the Cayman Islands, the United States, Luxembourg or other applicable jurisdictions from time to time in effect.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means an interest rate equal to the interest rate otherwise applicable to the Notes, plus 2.0% per annum.

“Designated Exchange” means any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market, or (in each case) any successor thereto.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions) (including any sale and leaseback transaction) of any property (excluding Capital Stock) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Entity” means the Persons identified as “Disqualified Entities” on that certain Schedule 16.2 (List of Disqualified Entities) hereto.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than Dollars, at any time for the determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as quoted by the Calculation Agent or any Affiliate thereof at approximately 11:00 a.m. on the date of such determination.

“Dollars” or “$” means lawful currency of the United States of America. “Duration Fee PIK Notes” has the meaning specified in the Fee Letter.

“Eligible Transferee” means (a) any Purchaser, (b) an Affiliate of any Purchaser, (c) an Approved Fund and/or (d) any other financial institution or fund which is regularly and primarily engaged in or established for the purpose of making, purchasing, holding or investing in debt securities (excluding any Competitor) that satisfies the representations and warranties set forth in or incorporated by reference into Section 6.2.

“Environmental and Social Claim” means any claim, proceeding or investigation by any Governmental Authority in respect of an Environmental Law or a Social Law or an environmental and social agreement between the Issuer and any Governmental Authority.

“Environmental Law” means any law, rule or regulation (including international treaty obligations) concerning environmental matters and natural resource management applicable in respect of the Issuer or any country in which the Issuer carries out business activities.

“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Event of Default” is defined in Section 13.

“Exchange” means the New York Stock Exchange or any successor thereto or, if not listed for trading on such exchange, any other Designated Exchange that is the primary trading market for the Shares.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or, having its principal office or, in the case of any Holder, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Recipient’s failure to comply with Section 15(f), and (c) any withholding Taxes imposed under FATCA.

“Existing Senior Debt Documents” means (a) the New Term Loan Agreement and (b) the New Notes Documents, in each case of clauses (a) and (b), including any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof.

“Facility Prepayment Event” has the meaning specified in the Fee Letter.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, guidance or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means that certain letter, dated as of the date of this Agreement, among the Issuer and the Holders.

“Financing Documents” means, collectively, this Agreement, the Notes, the Collateral Agreements, the Fee Letter and each document delivered and executed in connection with any of the foregoing and designated a “Financing Document”, in each case, including any and all fee letters and any amendments, modifications or supplements thereto.

“Floor” means an amount equal to 1.975%.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Grupo Enfoca” means Enfoca Sociedad Administradora de Fondos de Inversión S.A. and/or the group of entities affiliated with Enfoca Sociedad Administradora de Fondos de Inversión S.A.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (v) as an applicant in respect of any letter of credit or letter of credit guaranty issued to support such Indebtedness or obligation (to the extent that it is under an obligation to reimburse the issuer of such letter of credit thereunder), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien), provided that, the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Issuer pursuant to Section 16.1 and their respective successors and assignees, provided that, if such Person is a nominee, then for the purposes of Sections 7, 14, 20.2 and 23 and any related definitions in this Section 26, “Holder” shall mean the beneficial owner of such Note whose name and address appears in such register; provided further that, that no Person that is a Disqualified Entity shall be a Holder.

“IFRS” means the International Financial Reporting Standards, as adopted, and in effect from time to time, by the International Accounting Standards Board, consistently applied throughout the periods involved.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Issuer under any Financing Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 18.2.

“Initial Holders” means each of Gramercy LatAm Healthcare Holdings LP, Gramercy CS II Borrower LP, CS III Capital Investments LP and Banco BTG Pactual S.A. – Cayman Branch, or any of its Affiliates.

“Initial Notes” has the meaning specified in Section 1.1.

“Insolvency Event” means, with respect to any Person, (i) the voluntary or involuntary liquidation, provisional liquidation, bankruptcy, insolvency, restructuring, dissolution, striking-off or winding-up of, or any analogous proceeding affecting, such Person, (ii) such Person institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, or consents to, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights with respect to such Person, or any other petition is presented by any such Person or any creditor of such Person or any Governmental Authority for such Person’s liquidation, provisional liquidation, bankruptcy, insolvency, restructuring, dissolution or winding-up or (iii) the occurrence of any event of the type set forth in Section 13(h)(with references therein to the “Issuer” being deemed replaced by references to such Person).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any Holder of a Note holding (together with one or more of its Affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any Holder of any Note.

“Interest Payment Date” means the last day of each Interest Period and the Maturity Date.

“Interest Period” means, initially, the period commencing on and including the Issue Date and ending on the numerically corresponding day in the calendar month that is twelve months thereafter and, thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the numerically corresponding day in the calendar month that is twelve months thereafter; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date. “Interest PIK Notes” has the meaning specified in Section 1.2(g). “Interest Rate” is defined in Section 1.2(a).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Company Act” means the Investment Company Act of 1940, as amended. “Irrevocable Letter of Instruction” has the meaning specified in Section 4.19.

“Issue Date” means the date of issuance of the Notes upon the satisfaction (or waiver) of the conditions precedent set forth in Section 4.

“Issuer” is defined in the first paragraph of this Agreement.

“Law” means, with respect to any Person, collectively, all international, foreign, U.S. federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), and in case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Party” has the meaning given to it in the New Term Loan Agreement. “LTV Cure Period” has the meaning specified in the Fee Letter.

“LTV Ratio” has the meaning specified in the Fee Letter.

“LTV Ratio Deficiency” has the meaning specified in the Fee Letter. “LTV Reset Ratio” has the meaning specified in the Fee Letter. “Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Collateral Agent” means TMF Luxembourg S.A. and any successor appointed pursuant to the Luxembourg Pledge Agreement.

“Luxembourg Pledge Agreement” means the Luxembourg pledge agreement, dated as of June 26, 2025, by and among, inter alios, the Pledgors as shareholders of Auna Lux, Auna Lux and the Luxembourg Collateral Agent, to secure the Obligations, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Luxembourg Security Documents” means the Luxembourg Pledge Agreement, and each document delivered and executed in connection therewith.

“Make-Whole Premium” means, with respect to the Notes or any portion thereof on any date of prepayment pursuant to Section 8.2, Section 8.3 or Section 8.6 prior to the 12-month anniversary of the Issue Date, an amount equal to the difference between (x) all interest that would have been payable by the Issuer if such Notes had been outstanding on the numerically corresponding day in the calendar month that is 12 months after the Issue Date and (y) all payments of interest on such Notes or portion thereof prior to such relevant prepayment.

“Mandatory Prepayment Event” means any of the events described in Section 8.2(a), (b), (c), (d), (e), (f) and (h).

“Margin Regulations” means Regulation U or X, as applicable.

“Material Adverse Effect” means, when used in respect of any Person, (a) a material adverse change in, or a material adverse effect upon, the operations, assets, business, properties, prospects or financial condition of such Person and, if applicable, its Subsidiaries, taken as a whole; (b) a material impairment of the ability of such Person to perform its obligations under any Financing Document to which it is a party; (c) a material adverse effect upon the Collateral, or the Collateral Agents’ Liens on the Collateral; or (d) a material adverse effect on the rights of or benefits available to the Holders under this Agreement or any other Financing Document.

“Maturity Date” means the date falling twenty four (24) months after the Issue Date; provided, however, that if such day is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Mexico” means the United Mexican States.

“Net Cash Proceeds” means an amount equal to (i) cash payments actually received, minus (ii) the sum of (A) any Taxes payable as a result of any gain recognized directly as a result of the event leading to the cash payment and (B) any direct out-of-pocket reasonable and documented selling costs, fees and expenses incurred as a result of the event leading to the cash payment.

“New Notes Documents” means the Auna Indenture and the other transaction documents referred to therein (including the related guarantee, the notes and the notes purchase agreement), as may be amended or supplemented from time to time.

“New Term Loan Agreement” means that certain credit agreement, dated as of November 10, 2023, by and among, inter alios, the Borrowers, certain guarantors and lenders from time to time party thereto and Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex, División Fiduciaria, as administrative agent and giving effect to any amendment, supplement, modification, extension, renewal, restatement, refunding, refinancing or replacement of any terms thereof on or after the date of this Agreement.

“Newly Issued Class A Shares” means the class A ordinary shares of Auna Lux newly issued by Auna Lux following the conversion of the pledged Class B Shares into class A shares (but before such class A ordinary shares are dematerialized) for the purposes of permitting the sale of such shares in accordance with Section 8.6.

“Note A Purchase Agreement” means that certain note purchase agreement, dated as of the Signing Date, by and among, Heredia Investments 1, Ltd., the Purchasers, the Calculation Agent, the Collateral Agents and each of the pledgors party thereto.

“Notes” has the meaning specified in Section 1.1. Unless the context otherwise requires, all references to the “Notes” shall include the Initial Notes, any PIK Notes and any notes issued in replacement or exchange thereof.

“Obligations” means all debts, liabilities, obligations, covenants, indemnifications, and duties of, the Issuer arising under any Financing Documents or otherwise with respect to the Notes, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Issuer of any proceeding under any Debtor Relief Laws naming the Issuer as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, commissions, charges, expenses, fees, indemnities and other amounts payable by the Issuer under any Financing Document and (b) the obligation of the Issuer to reimburse any amount in respect of any of the foregoing that any Purchaser in its sole discretion may elect to pay or advance on behalf of the Issuer.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Organization Documents” means, (a) with respect to any corporation or company, the certificate or articles of incorporation, the memorandum and articles of association and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (c) with respect to any Cayman Islands exempted company, the certificate of incorporation and the memorandum and articles of association and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation, registration or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation, registration or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Original Loans” means the loans made pursuant to that certain credit agreement, dated as of September 30, 2022, among Heredia Investments S.A.C., the sponsors party thereto, TMF Group New York, LLC, as administrative agent and Luxembourg Collateral Agent and the lenders listed on the signature pages thereto, as further amended, amended and restated, supplemented or otherwise modified from time to time.

“Original Notes” means the senior secured floating rate notes due 2025, issued pursuant to that certain note purchase agreement dated as of September 30, 2022, among Heredia Investments S.A.C., the sponsors party thereto, TMF Group New York, LLC, as calculation agent, the Luxembourg Collateral Agent and the purchasers listed on the signature pages thereto, as further amended, amended and restated, supplemented or otherwise modified from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax, other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Documents, or transferred (including by assignment) an interest in any Note or Financing Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of  “Term SOFR”.

“Permitted Holders” means (i) the “Pledgors” as defined in the Note A Purchase Agreement (including, if applicable, any of their Affiliates and funds managed or advised by, directly or indirectly, any such entities or their Affiliates (including, without limitation, and for the avoidance of doubt, any entity that is, directly or indirectly through one or more intermediaries, controlled by Mr. Jesus Zamora or by Grupo Enfoca), (ii) Enfoca Investments Ltd., Enfoca Asset Management Ltd., Enfoca Sociedad Administradora de Fondos e Inversión S.A., Juan Rafael Servan Rocha, Ximena Vallejos Fernandez, Maria Jose Vallejos Fernandez, Augusta Vallejos Fernandez, Maria Eugenia Vallejos Fernandez, Mariana González Flores Guerra, Rodrigo Daniel González Flores Guerra, Maria Lourdes Flores Guerra Fernandini, Luis Felipe Pinillos Casabonne, and any of their Affiliates and funds managed or advised by, directly or indirectly, any such entities or their Affiliates (including, without limitation, and for the avoidance of doubt, any entity that is, directly or indirectly through one or more intermediaries, controlled by Mr. Jesus Zamora or by Grupo Enfoca) or (iii) a Person in which any of the foregoing Persons in paragraph (i) or (ii) hold more than 50% of the Voting Stock.

“Permitted Liens” means (a) Liens imposed by Law for Taxes that are not yet due or payable that, in the case of Liens on the Collateral, are junior to the Liens granted to Collateral Agents pursuant to the Financing Documents and are contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in conformity with IFRS have been taken and (b) Liens granted to Collateral Agents or any Holder pursuant to the Financing Documents.

“Person” means any natural person, corporation, limited liability company, trust, fideicomiso, joint venture, association, company, exempted company, partnership, exempted limited partnership, Governmental Authority or other entity.

“PIK Notes” means, collectively, the Interest PIK Notes and the Duration Fee PIK Notes.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Issuer or any ERISA Affiliate or with respect to which the Issuer or any ERISA Affiliate may have any liability.

“Pledgors” means, collectively, Enfoca Asset Management Ltd., Enfoca Sociedad Administradora De Fondos De Inversión S.A., Luis Felipe Pinillos Casabonne, Juan Rafael Servan Rocha, Ximena Vallejos Fernández, Maria José Vallejos Fernández, Augusta Vallejos Fernández, María Eugenia Vallejos Fernández, Mariana Gonzalez Flores – Guerra, Maria Lourdes Flores Guerra Fernandini, and Rodrigo Daniel Gonzalez Flores – Guerra.

“Power of Attorney” has the meaning specified in Section 4.18. “Prepayment Fee” has the meaning specified in the Fee Letter.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Calculation Agent and the Required Holders) or any similar release by the Federal Reserve Board (as determined by the Calculation Agent, the Issuer and the Required Holders). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Process Agent” means Cogency Global Inc.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Issuer and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 16.2), provided, however, that any Purchaser of a Note that ceases to be the registered Holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 16.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Qualified Person” means a Person that is (i) not formed for the purpose of acquiring securities (including notes) issued by the Issuer and (ii) either (a) a “qualified purchaser” within the meaning of the Investment Company Act, and the rules promulgated thereunder or (b) not a “U.S. person” within the meaning of Regulation S under the Securities Act.

“Qualified Purchaser” means a “qualified purchaser” within the meaning of the Investment Company Act and the rules promulgated thereunder.

“Recipient” means any Holder, or any other recipient of any payment to be made by or on account of any obligation of the Issuer hereunder.

“Regulation S” means Regulation S under the Securities Act promulgated by the U.S. Securities and Exchange Commission.

“Regulation U” means Regulation U issued by the FRB. “Regulation X” means Regulation X issued by the FRB.

“Related Fund” means, with respect to any Holder of any Note, any fund or entity that (i) invests in securities, and (ii) is advised or managed by such Holder, the same investment advisor as such Holder or by an Affiliate of such Holder or such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Persons” means any or all of the following as the case may be: (a) subsidiaries, branches, and representative offices of any Holder, other entity managed or Controlled by any Holder or whose accounts are consolidated with the Holder or its group, any funding vehicle established and managed (or the assets of which are serviced or managed) by a Holder or any third party, for the purpose of securitizing or otherwise funding loans; (b) any Governmental Authority; (c) rating agencies, auditors, brokers, insurance and reinsurance brokers, professional advisers (including legal advisers), insurers and reinsurers; (e) banks and financial institutions, special purpose securitization vehicles and their managements and all investors, agents, arrangers, dealers who are or might wish to be involved in securitization schemes, hedging agreements, participation or other risk transfer agreements; (f) any person to whom disclosure may be necessary in connection with any proceedings in connection with this Agreement; and/or (g) if an Event of Default has occurred and is continuing, to any Person.

“Required Holders” means (i) at any time on or after the Closing and prior to the date on which the Initial Holders collectively hold less than 66 2/3% of the principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Issuer or any of its Affiliates), the Holders (other than the Company or any of its Affiliates in such capacities) of at least 66 2/3% of the principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Issuer or any of its Affiliates) and (ii) at any time on or after the date on which the Initial Holders collectively hold less than 66 2/3% of the principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Issuer or any of its Affiliates), the Holders (other than the Company or any of its Affiliates in such capacities) of more than 50% of the principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Issuer or any of its Affiliates); provided that, for purposes of any amendment, consent or waiver in respect of Section 9 and Section 10, Required Holders shall mean (i) at any time on or after the Closing and prior to the date on which the Initial Holders collectively hold less than 66 2/3% of the principal amount of the Notes and the A Notes at the time outstanding (exclusive of Notes and A Notes then owned by the Issuer or any of its Affiliates), the Holders (other than the Company or any of its Affiliates in such capacities) of at least 66 2/3% of the principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Issuer or any of its Affiliates) and (ii) at any time on or after the date on which the Initial Holders collectively hold less than 66 2/3% of the principal amount of the Notes and the A Notes at the time outstanding (exclusive of Notes and A Notes then owned by the Issuer or any of its Affiliates, the Holders (other than the Company or any of its Affiliates in such capacities) of more than 50% of the principal amount of the Notes and the A Notes at the time outstanding (exclusive of Notes and A Notes then owned by the Issuer or any of its Affiliates).

“Responsible Officer” means, with respect to the Issuer or any Pledgor, the director, the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of such entity, or an individual or attorney in fact with the necessary power and authority to execute and deliver the relevant certificate. Any document delivered hereunder that is signed by a Responsible Officer of the Issuer or any Pledgor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such entity and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Issuer or any Pledgor, as applicable.

“Restricted Entities” means Auna Lux and its Subsidiaries.

“Restricted Payment” means with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to Equity Interests in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof); provided, however, that dividends, distributions or payments to the Issuer shall not constitute Restricted Payments.

“Restricted Transaction” means, in respect of the Issuer, (a) any financing transaction (other than the Transactions) directly or indirectly secured by or referencing securities of the Issuer, (b) any grant, occurrence or existence of any Lien or other encumbrance on securities of the Issuer or (c) any sale, swap, hedge (including by means of a physically- or cash-settled derivative or otherwise) or other direct or indirect transfer of any securities of the Issuer or economic exposure thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of the Signing Date, without limitation, Cuba, Iran, North Korea, Syria, Russia, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic, and non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited, including as a result of being (a) listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom, (b) operating, located, organized or resident in a Sanctioned Country, (c) the government of a Sanctioned Country, (d) a member of the government of a Sanctioned Country, (e) to the best knowledge and belief (having made due and careful enquiries) of any member of the Issuer or any Pledgor, or (f) in a relationship of ownership or control with any Person or Persons described in the foregoing clauses (a) through (e).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or the government of Peru.

“Secured Parties” means, collectively, the Collateral Agents, the Holders, and each co-agent and sub-agent appointed by the applicable Collateral Agent pursuant to this Agreement or the applicable Collateral Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Security and Account Control Agreement” means a New York law governed security and account control agreement to be entered into in accordance with Section 8.6(a)(iii) among the Pledgors and the collateral agent and securities intermediary appointed thereunder and approved by the Holders, in form and substance reasonably satisfactory to the Holders.

“Shares” means the Class A ordinary shares of Auna Lux listed on the Exchange (NYSE: Auna SA Class A Ordinary Shares (AUNA)).

“Signing Date” means June 26, 2025.

“Social Law” means any law, rule or regulation (including international treaty obligations) applicable in respect of the Issuer or any country in which the Issuer carries out business activities concerning (i) labor, (ii) social security, (iii) the regulation of industrial relations (between government, employers and employees), (iv) the protection of occupational as well as public health and safety, (v) the regulation of public participation, (vi) the protection and regulation of ownership of land rights (both formal and traditional), immovable goods and intellectual and cultural property rights, (vii) the protection and empowerment of indigenous peoples or ethnic groups, (viii) the protection, restoration and promotion of cultural heritage and (ix) all other laws, rules and regulations providing for the protection of employees and citizens.

“SOFR” mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Unavailability Event” has the meaning specified in Section 1.2(a)(i).

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Substitute Purchaser” is defined in Section 24.

“Super-Majority Holders” means at any time on or after the Closing, the Holders of at least 66-2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Issuer or any of its Affiliates).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means for any calculation with respect to the Notes, the Term SOFR Reference Rate for a tenor comparable to the applicable six-month period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such six-month period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. The market data with respect to Term SOFR is the property of Chicago Mercantile Exchange Inc. or it’s licensors as applicable. All rights reserved, or otherwise licensed by Chicago Mercantile Exchange Inc.

[Signature Page to Note Purchase Agreement]

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Issuer and the Required Holders in their reasonable discretion).

“Term SOFR Reference Rate” means the rate per annum determined by the Calculation Agent as the forward-looking term rate based on SOFR.

“Trading Day” means with respect to the Shares, a day on which trading in the Shares generally occurs on the Exchange.

“Transactions” means, collectively, the execution, delivery and performance by the Issuer and other parties thereto, as applicable, of this Agreement and the other Financing Documents and the transactions contemplated hereby and thereby (including the application of the proceeds of the Notes pursuant to this Agreement).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Stock” of a Person means securities of all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of members of the board of directors (or equivalent governing body), managers or trustees, as applicable, of such Person.

If you are in agreement with the foregoing, please sign the form of agreement on a counterpm1 of this Agreement and return it to the Issuer, whereupon this Agreement shall become a binding agreement between you and the Issuer.

Very truly yours,

HEREDIA INVESTMENTS 1, Ltd., as the Issuer

By:	/s/ Rafael Rivas
Name: Rafael Rivas
Title: Director

[Signature Page to Note Purchase Agreement]

This Agreement is hereby accepted and agreed to, severally and not jointly, as of the date hereof for purposes of the applicable representations and warranties and covenants and not in guarantee.

ENFOCA SOCIEDADE ADMINISTRADORA DE FONDOS DE INVERSIÓN-S.A., as a Pledgor

By:	/s/ Edgardo Cavalie
Name: Edgardo Cavalie
Title: Authorized Representative

ENFOCA ASSET MANAGEMENT LTD., as a Pledgor

By:	ENFOCA SOCIEDADE ADMINISTRADORA DE FONDOS DE INVERSION S.A., such Pledgor’s attorney-in-fact

By:	/s/ Edgardo Cavalie
Name: Edgardo Cavalie
Title: Authorized Representative

JUAN RAFAEL SERVAN ROCHA, as a Pledgor

By:	ENFOCA SOCIEDADE ADMINISTRADORA DE FONDOS DE INVERSIÓN S.A., such Pledgor’s attorney-in-fact

By:	/s/ Edgardo Cavalie
Name: Edgardo Cavalie
Title: Authorized Representative

[Signature Page to Note Purchase Agreement]

XIMENA VALLEJOS FERNANDEZ, as a Pledgor

By:	ENFOCA SOCIEDADE ADMINISTRADORA DE FONDOS DE INVERSIÓN S.A., such Pledgor’s attorney-in-fact

By:	/s/ Edgardo Cavalie
Name: Edgardo Cavalie
Title: Authorized Representative

MARIA JOSE VALLEJOS FERNANDEZ, as a Pledgor

By:	ENFOCA SOCIEDADE ADMINISTRADORA DE FONDOS DE INVERSIÓN S.A., such Pledgor’s attorney-in-fact

By:	/s/ Edgardo Cavalie
Name: Edgardo Cavalie
Title: Authorized Representative

AUGUSTA VALLEJOS FERNANDEZ, as a Pledgor

By:	ENFOCA SOCIEDADE ADMINISTRADORA DE FONDOS DE INVERSIÓN S.A., such Pledgor’s attorney-in-fact

By:	/s/ Edgardo Cavalie
Name: Edgardo Cavalie
Title: Authorized Representative

[Signature Page to Note Purchase Agreement]

MARIA EUGENIA VALLEJOS FERNANDEZ, as a Pledgor

By:	ENFOCA SOCIEDADE ADMINISTRADORA DE FONDOS DE INVERSIÓN S.A., such Pledgor’s attorney-in-fact

By:	/s/ Edgardo Cavalie
Name: Edgardo Cavalie
Title: Authorized Representative

MARIANA GONZALEZ FLORES GUERRA, as a Pledgor

By:	ENFOCA SOCIEDADE ADMINISTRADORA DE FONDOS DE INVERSIÓN S.A., such Pledgor’s attorney-in-fact

By:	/s/ Edgardo Cavalie
Name: Edgardo Cavalie
Title: Authorized Representative

RODRIGO GONZÁLEZ FLORES GUERRA, as a Pledgor

By:	ENFOCA SOCIEDADE ADMINISTRADORA DE FONDOS DE INVERSIÓN S.A., such Pledgor’s attorney-in-fact

By:	/s/ Edgardo Cavalie
Name: Edgardo Cavalie
Title: Authorized Representative

[Signature Page to Note Purchase Agreement]

MARIA FLORES GUERRA FERNANDINI, as a Pledgor

By:	ENFOCA SOCIEDADE ADMINISTRADORA DE FONDOS DE INVERSIÓN S.A., such Pledgor’s attorney-in-fact

By:	/s/ Edgardo Cavalie
Name: Edgardo Cavalie
Title: Authorized Representative

LUIS FELIPE PINILLOS CASABONNE, as a Pledgor

By:	ENFOCA SOCIEDADE ADMINISTRADORA DE FONDOS DE INVERSIÓN S.A., such Pledgor’s attorney-in-fact

By:	/s/ Edgardo Cavalie
Name: Edgardo Cavalie
Title: Authorized Representative

[Signature Page to Note Purchase Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

TMF LUXEMBOURG S.A., as Luxembourg Collateral Agent

By:	/s/ Lara Al Raheb Rodrigues /s/ Sandra Del Medico
Name: Lara Al Raheb Rodrigues/Sandra Del Medico
Title: Proxy holder A and proxy holder B

TMF (CAYMAN) LTD., as Cayman Collateral Agent

By:	/s/ Loma Carroll/s/ Danil Rewalt
Name: Loma Carroll Daniel Rewalt
Title: Authorised SignatoryAuthorised Signatory

TMF GROUP NEW YORK, LLC, as Calculation Agent

By:	/s/ Albert J. Fioravanti
Name: Albert J. Fioravanti
Title: Managing Director

[Signature Page to Notes B – Note Purchase Agreement]

GRAMERCY LATAM HEALTHCARE HOLDINGS LP, as Purchaser

By:	/s/ Gustavo Ferraro
Name: Gustavo Ferraro
Title: Authorized Signatory

By:	/s/ Joshua O’Melia
Name: Joshua O’Melia
Title: Authorized Signatory

GRAMERCY CS II BORROWER LP, as Purchaser

By:	/s/ Gustavo Ferraro
Name: Gustavo Ferraro
Title: Authorized Signatory

By:	/s/ Joshua O’Melia
Name: Joshua O’Melia
Title: Authorized Signatory

CS III CAPITAL INVESTMENTS LP, as Purchaser

By:	/s/ Gustavo Ferraro
Name: Gustavo Ferraro
Title: Authorized Signatory

By:	/s/ Joshua O’Melia
Name: Joshua O’Melia
Title: Authorized Signatory

[Signature Page to Notes B – Note Purchase Agreement]

BANCO BTG PACTUAL S.A. – CAYMAN BRANCH, as Purchaser

By:	/s/ Gabriel Fernando Barretti
Name: Gabriel Fernando Barretti
Title: Attorney-in-fact

By:	/s/ Marcos Ademir dos Santos
Name: Marcos Ademir dos Santos
Title: Attorney-in-fact

[Signature Page to Notes B – Note Purchase Agreement]